Exhibit 2.1

ASSET PURCHASE AGREEMENT

between

NEUSTAR, INC.,

as the Buyer,

and

EVOLVING SYSTEMS, INC.,

as the Seller

Dated as of April 21, 2011

(Continued)

i

(Continued)

(Continued)

(Continued)

Exhibit A	Bill of Sale
Exhibit B	Assignment and Assumption Agreement
Exhibit C	Assignment of Purchased Intellectual Property
Exhibit D	Denver Sublease Agreement
Exhibit E	IP License Agreement
Exhibit F	Master Reseller and Subcontractor Agreement Term Sheet

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of April 21, 2011 (this “Agreement”), is between NeuStar, Inc., a Delaware corporation (the “Buyer”), and Evolving Systems, Inc., a Delaware corporation (the “Seller”).

RECITALS

A.            The Seller is engaged in, among other things, the business of the development and sale of (i) software that enables telecommunications carriers to implement local number portability and wireless number portability, including the following software products: OrderPath®, NumberManager®, LNP DataServer™, VeriPort™  and Verify™; (ii) NumeriTrack®, software that assists telecommunications carriers with inventory management of phone numbers and other assets; and (iii) the Traffic Data Management System, a product that helps traditional wireline carriers collect usage data from their circuit switch networks (the “Business”).

B.            The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, certain assets used in the Business, and in connection therewith the Buyer is willing to assume certain liabilities and obligations of the Seller relating thereto, all upon the terms and subject to the conditions set forth herein.

C.            Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Buyer’s willingness to enter into this Agreement, the Seller and the Buyer are entering into the Transition Services Agreement, which includes provisions regarding the Seller’s Bangalore facilities.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1             Certain Defined Terms.  For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms substantially similar to, and no less favorable to the Seller than, those set forth in the Confidentiality Agreement, except for such changes reasonably necessary to allow the Seller to comply with this Agreement; provided that such confidentiality agreement shall not contain any provisions that would prevent the Seller from complying with its obligations pursuant to Section 5.3.

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the Assignment of Purchased Intellectual Property, the Transition Services Agreement, the Denver Sublease Agreement, the IP License Agreement, and the Master Reseller and Subcontractor Agreement and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby.

“Benefit Arrangement” means any Pension Plan, Welfare Plan, Multiemployer Plan and employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits that is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Seller or under which the Seller has any liability.

“Business Contract” means any Contract primarily related to the Business or the Purchased Assets to which the Seller is a party, under which the Seller may have any rights or by which the Seller, the Business or any of the Purchased Assets may be bound, and all bids, quotations and proposals therefor, in each case solely to the extent set forth on Schedule 2.1(c) of the Disclosure Schedules.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of Delaware.

“Business Employee” means any employee of the Seller who is actively employed primarily in the Business as of the Closing Date or who is reasonably expected to return to work within six months of the Closing Date, and who is set forth on Schedule 3.9(a) of the Disclosure Schedules.

“Business Intellectual Property” means all Intellectual Property owned (in whole or in part) by or exclusively licensed to the Seller and related to, used or held for use in connection with the Business.

“Business Receivables” means all receivables (including accounts receivable, loans receivable and advances) primarily attributable to the Business, in each case solely to the extent as set forth on Schedule 2.1(b) of the Disclosure Schedules and, to the extent not set forth on Schedule 2.1(b) of the Disclosure Schedules, as set forth on the Closing Balance Sheet.

“Business Records” means all books, records, ledgers and files or other similar information of the Seller (in any form or medium) related to, used or held for use solely in connection with the Business, including all client lists, vendor lists, correspondence, mailing lists, revenue records, invoices, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, photographs, blueprints, research files and materials, data books, Intellectual Property disclosures and information, media materials and plates, accounting records and litigation files (but excluding the organizational documents, minute and stock record books and corporate seal of the Seller), in each case to the extent such items exist and are in the possession and control of the Seller.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied, including a statement of work pursuant to a master services agreement or similar arrangement.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“COTS Technology” means generally available off-the-shelf software, hardware or other technology that is licensed or otherwise provided by a third party to the Seller for use by the Seller and for which the license fee is no more than $50,000 in the aggregate.

“Employee Plans” means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.  For the purpose of clarity, it is understood that any Encumbrance in favor of the Buyer is not within the foregoing definition of Encumbrance.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Excluded Intellectual Property” shall mean the Intellectual Property listed on Schedule 2.2(d) of the Disclosure Schedules.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof or, with respect to any financial statements, the date such financial statements were prepared.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Immediate Family,” with respect to any specified Person, means such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction:  (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications (collectively, “Patents”); (iii) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (iv) know-how, inventions, methods, processes, technical data, specifications, research and development information, technology, product roadmaps and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.

“IP License Agreement” means the license of the Excluded Intellectual Property and other Intellectual Property rights by the Seller to the Buyer in the form attached hereto as Exhibit E.

“Key Business Contracts” means the Business Contracts specifically identified as “Key Business Contracts” on Schedule 2.1(c)  of the Disclosure Schedules.

“knowledge,” (i) with respect to the Seller, means (a) the actual knowledge of each of Thaddeus Dupper, Brian Ervine, Anita Moseley and James King or (b) any fact or matter which any of Thaddeus Dupper, Brian Ervine, Anita Moseley or James King would reasonably be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation, consistent with such person’s title and responsibilities, in connection with the transactions contemplated by this Agreement; and (ii) with respect to the Buyer, means (a) the actual knowledge of each of Lisa Hook, Paul Lalljie and Martin Lowen or (b) any fact or matter which any of Lisa Hook, Paul Lalljie or Martin Lowen would reasonably be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation, consistent with such person’s title and responsibilities, in connection with the transactions contemplated by this Agreement.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to the Seller or which the Seller otherwise has a right or option to use or occupy, and related to, used or held for use in connection with the Business, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Losses” means all actual losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and other out-of-pocket expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing); provided, that for purposes of determining the amount of any Losses, any qualifications in the representations, warranties and covenants with respect to a Material Adverse Effect, materiality, material or similar terms shall be disregarded and will not have any effect with respect to the calculation of the amount of any Losses attributable to a breach of any representation, warranty or covenant set forth in this Agreement.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Business, taken as a whole or (ii) materially impairs the ability of the Seller to consummate, or prevents or materially delays, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so; provided, that such event, change, circumstance, occurrence, effect or state of facts shall not be deemed to constitute a “Material Adverse Effect” to the extent that it resulted or arose from:  (i) actions or inactions required by this Agreement; (ii) a change in general political, economic or financial market conditions; (iii) a change in economic conditions that affected the industries in which the Business operates generally; (iv) the announcement of this Agreement and the transactions contemplated hereby; (v) any changes after the date of this Agreement in GAAP or applicable Law; (vi) natural disaster, sabotage, acts of terrorism or war (whether or not declared) or other outbreak of hostilities; or (vii) the termination or expiration of any Business Contract or Business Contracts in the aggregate providing for the sale of products and/or services of the Business to customers of the Business under which the Seller expects to earn in the fiscal year ending December 31, 2011 at least $1,000,000 in revenue; provided, further, that with respect to clauses (ii), (iii) and (vi), the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse to the Business as compared to competitors of the Business.

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA with respect to which the Seller has any liability.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) with respect to which the Seller has any liability.

“Permits” means all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations issued to, or required to be obtained or maintained by, the Seller by a Governmental Authority related to or necessary for the conduct or operation of the Business by the Seller as currently conducted or the ownership or use of the Purchased Assets by the Seller, and all pending applications therefor and amendments, modifications and renewals thereof.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Property” means all machinery, equipment, furniture, furnishings, rolling stock, tools, office supplies, vehicles, computer hardware, computer servers and other tangible personal property owned or leased by the Seller and used or held for use exclusively in connection with the Business.

“Plan Sponsor” has the meaning set forth in Section 3(16)(B) of ERISA.

“Prepaid Items” means all credits, cash reserves, prepaid expenses, advance payments, security deposits, escrows and other prepaid items of the Seller arising from or related to the Business, in each case solely to the extent as set forth on Schedule 2.1(i) of the Disclosure Schedules and, to the extent not set forth on Schedule 2.1(i) of the Disclosure Schedules, as set forth on the Closing Balance Sheet.

“Purchased Intellectual Property” means all of the Business Intellectual Property, including that Business Intellectual Property which is listed on Schedule 2.1(d) of the Disclosure Schedules, but excluding any Excluded Intellectual Property.

“Related Party,” with respect to any specified Person, means:  (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; or (iii) any Immediate Family member of a Person described in clause (ii).

“Return” means any return, declaration, report, statement, information statement and other document (including schedules or any related or supporting information) required to be filed or filed with any Governmental Authority or other authority with respect to Taxes, including any claim for refund of Taxes and any amendments or supplements of any of the foregoing.

“Rights” means all claims, causes of action, rights of recovery and rights of set-off against any Person arising from or related to the Purchased Assets or the Assumed Liabilities, including:  (i) all rights under any Business Contract assigned to the Buyer, including all rights to receive payment for products sold and services rendered thereunder, to receive goods and services thereunder, to assert claims and to take other rightful actions in respect of breaches, defaults and other violations thereof; (ii) all rights under or in respect of any Purchased Intellectual Property, including all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof, and all rights of priority and protection of interests therein under the laws of any jurisdiction; and (iii) all rights under all guarantees, warranties and indemnities arising from or related to the Purchased Assets or the Assumed Liabilities.

“SEC” means the United States Securities and Exchange Commission.

“Shared Records” means all of the following, to the extent they are not Business Records: all books, records, ledgers and files or other similar information of the Seller (in any form or medium) related to, used or held for use in connection with the Business, including all client lists, vendor lists, correspondence, mailing lists, revenue records, invoices, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, photographs, blueprints, research files and materials, data books, Intellectual Property disclosures and information, media materials and plates, accounting records and litigation files (but excluding the organizational documents, minute and stock record books and corporate seal of the Seller) in each case to the extent such items exist or are in possession or control of the Seller.

“Specified Accounting Procedures” means the principles specified in Schedule 1.1(a) of the Disclosure Schedules.

“Subsidiary” means, with respect to any Person, any Person 50% or more of the outstanding equity interests of which are owned, directly or indirectly, by the referenced Person.

“Taxes” means:  (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, privilege, commercial activity, occupation, occupancy, windfall profits, customs, unclaimed property, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Ten-Percent Shareholder” means any Person that is the beneficial owner, directly or indirectly, of 10% or more of the outstanding voting equity securities of the Seller.

“Title IV Plan” means any Pension Plan that is subject to regulation under Title IV of ERISA, 29 U.S.C. § 1301 et seq., other than a Multiemployer Plan.

“Transition Services Agreement” means that certain Transition Services Agreement, dated as of the date hereof, between the Buyer and the Seller.

“U.K. Credit Facility” means the Loan Agreement entered into between Bridge Bank, N.A. and Evolving Systems, Ltd., dated as of February 22, 2008, as amended.

“Unearned Revenue” means solely with respect to the Business Contracts assigned to the Buyer under this Agreement, any continuing or uncompleted obligation to provide goods and/or services to the customers of the Business.

“U.S. Credit Facility” means the Loan and Security Agreement entered into between Bridge Bank, N.A. and the Seller, dated as of February 22, 2008, as amended.

“Welfare Plan” means any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, (i) that the Seller maintains, administers, contributes to or is required to contribute to, or under which the Seller may incur any liability and (ii) that covers or has covered any employee or former employee of the Seller or for which the Seller may be responsible.

“Working Capital” means the current assets (less cash and cash equivalents) of the Business listed on Schedule 2.8(a) of the Disclosure Schedules minus the current liabilities of the Business listed on Schedule 2.8(a) of the Disclosure Schedules.

“Work-in-Progress Assets” means solely with respect to the Business Contracts assigned to the Buyer under this Agreement, any assets created or produced in connection with Unearned Revenue.

Section 1.2             Table of Definitions.  The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Acquisition Proposal	5.3(g)(i)
Adverse Recommendation Change	5.3(c)
Agreement	Preamble
Alternative Acquisition Agreement	5.3(c)
Asset Acquisition Statement	2.6(b)
Assignment and Assumption Agreement	2.7(b)(ii)
Assignment of Purchased Intellectual Property	2.7(b)(iii)
Assumed Liabilities	2.3
Balance Sheet	3.5(a)
Bangalore Employees	5.9(c)
Bill of Sale	2.7(b)(i)
Business	Recitals
Buyer	Preamble
Buyer Indemnified Parties	8.2
Buyer Termination Fee	9.3(e)
CERCLA	3.15(d)(iii)
Claim Notice	8.4(e)
Closing	2.7(a)
Closing Balance Sheet	2.8(a)
Closing Date	2.7(a)
Closing Working Capital	2.8(a)
COBRA	5.9(e)
Competing Business	5.5(a)(i)
Confidential Information	5.10(b)
Confidentiality Agreement	5.2(a)
Core Representations	8.1(a)(i)
Customer	5.5(a)(iii)
Denver Sublease Agreement	2.7(b)(iv)
Disclosure Schedule Update	5.6(b)
Disclosure Schedules	Article III
Environmental Laws	3.15(d)(i)

Definition	Location

Environmental Permits	3.15(d)(ii)
Estimated Closing Balance Sheet	7.3(f)
Estimated Closing Working Capital	7.3(f)
Excluded Assets	2.2
Excluded Liabilities	2.4
Group Health Plan	5.9(e)
Hazardous Substances	3.15(d)(iii)
High Termination Fee	9.3(b)
Inbound License Agreements	3.12(g)
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Independent Accounting Firm	2.8(c)
IP License Agreement	2.7(b)(v)
Low Termination Fee	9.3(c)
Master Reseller Agreement	5.14(a)
Master Reseller Agreement Term Sheet	5.14(a)
Material Business Contracts	3.16(a)
Material Development Update	5.6(c)
Minimum Loss Amount	8.5(b)(iii)
Notice of Disagreement	2.8(b)
Open Source License	3.12(i)
Outbound License Agreements	3.12(g)
Permits	3.7(b)
Permitted Business	5.5(a)(i)
Permitted Encumbrances	3.4(a)
Prime Rate	2.8(e)
Proxy Statement	5.4(a)
Purchase Price	2.6(a)
Purchased Assets	2.1
Release	3.15(d)(iv)
Representatives	5.2(a)
Revised Statements	2.6(b)
Rights Agreement	3.27
Schedule	Article III
Scheduled IP	3.12(a)
Seller	Preamble
Seller Board	2.7(b)(x)
Seller Financial Statements	3.5(a)
Seller Indemnified Parties	8.3
Seller Products	3.12(i)
Seller Review Period	2.8(b)
Seller’s Service Activation/Mediation Product
and Services	5.5(a)(i)
Shared Confidential Information	5.10(b)
Stockholder Approval	3.2
Stockholders Meeting	5.4(b)

Definition	Location

Superior Proposal	5.3(g)(ii)
Third-Party Claim	8.4(a)
Third-Party Claim Notice	8.4(a)
Transfer Taxes	6.2
Transferring Employees	5.9(b)
WARN Act	3.10(e)

ARTICLE II
PURCHASE AND SALE

Section 2.1             Purchase and Sale of Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Buyer, and the Buyer, in reliance on the representations, warranties and covenants of the Seller contained herein, shall purchase from the Seller, all of the Seller’s right, title and interest, direct or indirect, in and to and under the following assets, properties and rights, wherever located and whether now existing or hereafter acquired prior to the Closing Date, as the same shall exist on the Closing Date, of the Seller and its Affiliates (collectively, the “Purchased Assets”), in each case free and clear of any Encumbrances other than Permitted Encumbrances:

(a)           all assets, other than Excluded Assets, recorded or reflected on the Closing Balance Sheet solely related to the Business;

(b)           all Business Receivables;

(c)           all Key Business Contracts and, to the extent assignable, (i) all Business Contracts set forth on Schedule 2.1(c) of the Disclosure Schedules and (ii) all Business Contracts entered into between the date hereof and the Closing Date in accordance with Section 5.1, a list of which Business Contracts shall be delivered to the Buyer at least three Business Days prior to the Closing, other than, in each case, Employee Plans and Contracts relating to the Leased Real Property (except to the extent set forth in the Denver Sublease Agreement);

(d)           all Purchased Intellectual Property, together with all claims of infringement, misappropriation or other violation thereof that arose prior to the Closing Date and all tangible embodiments of any Purchased Intellectual Property;

(e)           all Personal Property listed on Schedule 2.1(e) of the Disclosure Schedules;

(f)            all Work-in-Progress Assets;

(g)           all Business Records;

(h)           copies of all Shared Records;

(i)            all Prepaid Items;

(j)            all Rights;

(k)           the goodwill in, and going concern value of, any intangible assets to the extent arising from or attributable to the Business; and

(l)            all refunds or credits of or against any Taxes for which the Buyer is liable pursuant to Section 6.1.

Section 2.2             Excluded Assets.  Notwithstanding anything contained in Section 2.1 to the contrary, the Seller is not selling, and the Buyer is not purchasing, any assets of the Seller other than the Purchased Assets (collectively, the “Excluded Assets”), which Excluded Assets shall include, but are not limited to, all of the Seller’s right, title and interest to:

(a)           all of the Seller’s cash, cash equivalents, short-term investments, bank deposits, investment accounts, lockboxes, certificates of deposit and similar items;

(b)           all rights in respect of the Leased Real Property (except to the extent set forth in the Denver Sublease Agreement);

(c)           all rights of the Seller under this Agreement and the Ancillary Agreements;

(d)           the Excluded Intellectual Property;

(e)           the corporate seals, certificate of incorporation, bylaws, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of the Seller or its Subsidiaries to the extent the foregoing are not Business Records;

(f)            any refund or credit of the Seller’s and its Affiliates’ Taxes other than any refunds or credits of or against any Taxes for which the Buyer is liable pursuant to Section 6.1;

(g)           any and all records prepared in connection with the sale of the Business to the Buyer;

(h)           any and all Tax records of the Seller and its Affiliates;

(i)            all Shared Records;

(j)            copies of all Business Records;

(k)                                  all Permits;

(l)                                     all of the assets set forth on Schedule 2.2(l) of the Disclosure Schedules; and

(m)                               all other properties, assets, goodwill and rights of the Seller of whatever kind and nature, real, personal or mixed, tangible or intangible, other than Purchased Assets.

Section 2.3                                      Assumed Liabilities.  In connection with the purchase and sale of the Purchased Assets pursuant to this Agreement, at the Closing, the Buyer shall assume the following liabilities and obligations of the Seller related to the Business whether direct or indirect, known or unknown, absolute or contingent, matured or unmatured (the “Assumed Liabilities”):

(a)                                  except as otherwise set forth in Section 2.3, all liabilities arising solely out of or relating solely to ownership or use of the Purchased Assets after the Closing Date;

(b)                                 any trade accounts payable, accrued expenses, or any other liabilities attributable solely to the Business, in each case solely to the extent as set forth on Schedule 2.3(b) of the Disclosure Schedules and, to the extent not set forth on Schedule 2.3(b) of the Disclosure Schedules, solely as set forth on the Closing Balance Sheet;

(c)                                  all liabilities of the Seller under the Business Contracts assigned to Buyer to be performed on or after, or in respect of periods following, the Closing Date, including all liabilities relating to warranty and service obligations under such Business Contracts; provided, that if such a Business Contract requires third-party consent to be assigned to the Buyer, then (subject to the provisions of Section 2.5(a)) the Buyer shall assume the liabilities under such Business Contract only when the required consent has been obtained;

(d)                                 all Taxes imposed on or payable with respect to the Purchased Assets and the Business for which the Buyer is liable pursuant to Section 6.1; and

(e)                                  all Unearned Revenue.

Section 2.4                                      Excluded Liabilities. Notwithstanding the provisions of Section 2.3 or any other provision of this Agreement, any Schedule or Exhibit hereto or any Ancillary Agreement to the contrary, and regardless of any disclosure to the Buyer, except for the Assumed Liabilities, the Buyer shall not assume or be obligated to pay, perform or otherwise discharge (and the Seller shall retain, pay, perform or otherwise discharge without recourse to the Buyer) any liabilities or obligations of the Seller or the Business of any kind, character or description whatsoever, whether direct or indirect, known or unknown, absolute or contingent, matured or unmatured, and currently existing or hereinafter arising (the “Excluded Liabilities”), including the following:

(a)                                  all Taxes arising from or with respect to the Purchased Assets or the operation of the Business that are incurred in or attributable to any period, or any portion of any period, ending on or prior to the Closing Date;

(b)                                 any liability pursuant to any Environmental Law to the extent arising from or related to any action, event, circumstance or condition occurring or existing on or prior to the Closing Date;

(c)                                  any liability not expressly assumed by the Buyer pursuant to Section 5.9 arising in respect of or relating to Business Employees in connection with their employment by the Seller, and any liability under any Employee Plan, in each case regardless of when such liability arises;

(d)                                 any indebtedness for borrowed money or guarantees thereof outstanding as of the Closing Date;

(e)                                  any liability arising from or related to any breach, failure to perform, torts related to the performance of, violations of Law, infringements or indemnities under, guaranties pursuant to and overcharges or underpayments under, any Business Contract prior to the Closing Date; provided, for the purpose of clarity, that warranty and service obligations pursuant to the Business Contracts to be performed on or after, or in respect of periods following, the Closing Date are Assumed Liabilities pursuant to Section 2.3(c);

(f)                                    any liability arising from or related to any compliance or noncompliance prior to the Closing Date with any Law applicable to the Seller, the Business or the Purchased Assets;

(g)                                 any liability arising from or related to any Action against the Seller, the Business or the Purchased Assets (i) pending as of the Closing Date or (ii) to the extent based upon any action, event, circumstance or condition arising prior to the Closing Date, even if such Action arises after the Closing Date;

(h)                                 any liability incurred by the Seller arising out of or relating to the negotiation and preparation of this Agreement and the Ancillary Agreements (including fees and expenses payable to all attorneys and accountants, other professional fees and expenses and bankers’, brokers’ or finders’ fees for persons engaged by the Seller, its Subsidiaries and their respective Representatives);

(i)                                     all Transfer Taxes;

(j)                                     any liability or obligation arising from or relating to the Leased Real Property (except to the extent set forth in the Denver Sublease);

(k)                                  any liability or obligation arising from or relating to an Excluded Asset; and

(l)                                     all of the liabilities set forth on Schedule 2.4(l) of the Disclosure Schedules.

Section 2.5                                      Consents and Waivers; Further Assurances.

(a)                                  Nothing in this Agreement or the Ancillary Agreements shall be construed as an agreement to assign any Business Contract, Right or other Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom that by its terms or pursuant to applicable Law is not capable of being sold, assigned, transferred or delivered without the consent or waiver of a third party or Governmental Authority unless and until such consent or waiver shall be given.  Except as contemplated in the Master Reseller and Subcontractor Agreement, the Seller shall use commercially reasonable efforts (including the dedication of resources thereto, but without any obligation to commence litigation or offer or grant any financial or other accommodation to any third party), and the Buyer shall cooperate reasonably with the Seller, to obtain such consents and waivers and to resolve the impediments to the sale, assignment, transfer or delivery contemplated by this Agreement or the Ancillary Agreements and to obtain any other consents and waivers necessary to convey to the Buyer all of the Purchased Assets.  In the event any such consents or waivers are not obtained prior to the Closing Date, the Seller shall continue to use commercially reasonable efforts (including the dedication of resources thereto, but without any obligation to commence litigation or offer or grant any financial or other accommodation to any third party) to obtain the relevant consents or waivers until such consents or waivers are obtained, and the Seller will cooperate with the Buyer in any lawful and economically feasible arrangement, including performance by the Seller as agent for such period of time as may be necessary, to provide that the Buyer shall receive the interest of the Seller in the benefits under any such Business Contract, Right or other Purchased Asset, including any funds, goods or other benefits due under such Business Contract, Right or other Purchased Asset to the extent the Buyer would have been entitled thereto if such consents or waivers had been obtained; provided, that the Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Buyer would have been responsible therefor hereunder if such consents or waivers had been obtained.  Nothing in this Section 2.5(a) shall affect the Buyer’s right to terminate this Agreement under Section 9.1 in the event that any consent or waiver as described herein is not obtained.

(b)                                 From time to time, whether before, at or following the Closing, the Seller and the Buyer shall execute, acknowledge and deliver all such further conveyances, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to the Buyer all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Buyer under this Agreement and the Ancillary Agreements and to assure fully to the Seller the assumption of the liabilities and obligations intended to be assumed by the Buyer pursuant to this Agreement and the Ancillary Agreements, and to otherwise make effective as promptly as practicable the transactions contemplated hereby and thereby.

Section 2.6                                      Consideration.

(a)                                  In full consideration for the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to the Buyer, at the Closing, the Buyer shall (i) pay to the Seller, by wire transfer to a bank account designated in writing by the Seller to the Buyer at least two Business Days prior to the Closing Date, an amount equal to $39,000,000 (as such amount may be adjusted in accordance with Section 2.8(d)), (the “Purchase Price”) in immediately available funds in United States dollars and (ii) assume the Assumed Liabilities.

(b)                                 Purchase Price Allocation.  The Seller and the Buyer agree that the final Purchase Price (and any Assumed Liabilities as determined for federal income tax purposes) will be allocated among the Purchased Assets for all Tax purposes in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.  No later than 90 calendar days after the Closing Date, the Buyer shall prepare and deliver to the Seller for the Seller’s review and approval, a copy of the Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) allocating the final Purchase Price (and any Assumed Liabilities as determined for federal income tax purposes) among the Purchased Assets.  The Buyer shall prepare and deliver to the Seller, from time to time, for the Seller’s review and approval revised copies of the Asset Acquisition Statement (the “Revised Statements”) so as to reflect any matters on the Asset Acquisition Statement that need updating.  If the Buyer and the Seller agree on the allocation of the final Purchase Price (and any Assumed Liabilities as determined for federal income tax purposes) within 30 calendar days after the delivery of the Asset Acquisition Statement or the Revised Statements, as the case may be (which shall be evidenced by an Asset Acquisition Statement or the Revised Statements signed by each of the Buyer and the Seller), the Buyer, the Seller and their Affiliates shall file all Tax Returns and information reports in a manner consistent with such agreed allocation and shall take no position inconsistent therewith.  In the event that the Buyer and the Seller are unable to agree on such allocation within 30 days after the delivery of the Asset Acquisition Statement or the Revised Statements, as the case may be, each of the Buyer and the Seller shall set forth in writing their positions regarding any disagreed items and such positions shall be submitted to an Independent Accounting Firm (as defined in Section 2.8(c)) for resolution in the next 20 days.  The Independent Accounting Firm shall be instructed to determine whether the position maintained by the Buyer or the Seller is the more reasonable allocation in respect of any item in dispute and shall select one of the two positions.  Each of the Buyer and the Seller shall bear all fees and costs incurred by it in connection with such dispute, except that each party shall pay one-half (50%) of the fees and expenses of the Independent Accounting Firm.  Once any disagreed items have been determined by the Independent Accounting Firm, the Buyer shall prepare an Asset Acquisition Statement or Revised Statements, as the case may be, reflecting such determination by the Independent Accounting Firm, and the Buyer, the Seller and their Affiliates shall file all Tax Returns (including Form 8594) and information reports in a manner consistent with such allocation and shall take no position inconsistent therewith.

Section 2.7                                      Closing.

(a)                                  The sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 1801 California Street, Suite 4200, Denver, CO 80202-2642, at 10:00 a.m. Mountain Daylight Time on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing.  The day on which the Closing takes place is referred to as the “Closing Date.”

(b)                                 At the Closing, the Seller shall deliver or cause to be delivered to the Buyer the following documents:

(i)                                     a bill of sale for the Purchased Assets, in the form of Exhibit A (the “Bill of Sale”), duly executed by the Seller;

(ii)                                  a counterpart of the Assignment and Assumption Agreement, in the form of Exhibit B (the “Assignment and Assumption Agreement”), duly executed by the Seller;

(iii)                               an instrument of assignment of Purchased Intellectual Property owned by the Seller, in the form of Exhibit C (the “Assignment of Purchased Intellectual Property”), duly executed by the Seller;

(iv)                              a counterpart of the sublease agreement relating to the Denver Leased Property, in the form of Exhibit D (the “Denver Sublease Agreement”), duly executed by the Seller and the landlord;

(v)                                 a counterpart of the Intellectual Property license, in the form of Exhibit E (the “IP License Agreement”), duly executed by the Seller;

(vi)                              a counterpart of the Master Reseller and Subcontractor Agreement, duly executed by the Seller;

(vii)                           releases (in form reasonably satisfactory to the Buyer) of all Encumbrances on the Purchased Assets under the U.K. Credit Facility and the U.S. Credit Facility;

(viii)                        releases (in form reasonably satisfactory to the Buyer) of all Encumbrances other than Permitted Encumbrances relating to the Purchased Assets;

(ix)                                certified copies of the certificate of incorporation and bylaws of the Seller;

(x)                                   certified resolutions of the Board of Directors of the Seller (the “Seller Board”) authorizing the transactions contemplated by this Agreement and the Ancillary Agreements to which the Seller is a party;

(xi)                                a certified copy of the Stockholder Approval;

(xii)                             a duly executed certificate of the secretary or an assistant secretary of the Seller as to incumbency and specimen signatures of officers of the Seller executing this Agreement and the Ancillary Agreements;

(xiii)                          a duly executed certificate of an executive officer of the Seller certifying the fulfillment of the conditions set forth in Section 7.3(a); and

(xiv)                         such other bills of sale, assignments and other instruments of assignment, transfer or conveyance, in form and substance reasonably satisfactory to the Buyer, as the Buyer may reasonably request or as may be otherwise necessary or desirable to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to the Buyer and to put the Buyer in actual possession or control of the Purchased Assets, duly executed by the Seller.

(c)                                  At the Closing, the Buyer shall deliver or cause to be delivered to the Seller the following:

(i)                                     the Purchase Price, by wire transfer of immediately available funds to an account or account designated by the Seller at least two Business Days prior to the Closing Date;

(ii)                                  a counterpart of the Assignment and Assumption Agreement, duly executed by the Buyer;

(iii)                               a counterpart of the Denver Sublease Agreement, duly executed by the Buyer;

(iv)                              a counterpart of the IP License Agreement, duly executed by the Buyer;

(v)                                 a counterpart of the Master Reseller and Subcontractor Agreement, duly executed by the Buyer;

(vi)                              certified copies of the certificate of incorporation and bylaws of the Buyer;

(vii)                           [reserved];

(viii)                        a duly executed certificate of the secretary or an assistant secretary of the Buyer as to incumbency and specimen signatures of officers of the Buyer executing this Agreement and the Ancillary Agreements;

(ix)                                a duly executed certificate of an executive officer of the Buyer certifying the fulfillment of the conditions set forth in Section 7.2(a); and

(x)                                   such other documents and instruments, in form and substance reasonably satisfactory to the Seller, as the Seller may reasonably request or as may be otherwise necessary or desirable to evidence and effect the assumption by the Buyer of the Assumed Liabilities, duly executed by the Buyer.

Section 2.8                                      Adjustment of Purchase Price.

(a)                                  Within 70 days after the Closing Date, the Buyer shall deliver to the Seller for its review (i) an unaudited balance sheet of the Business, dated as of the Closing Date (the “Closing Balance Sheet”), and (ii) a schedule showing its calculation of the Working Capital as of the Closing Date (the “Closing Working Capital”), each prepared in good faith in a manner consistent with the preparation of the Balance Sheet and the Estimated Closing Balance Sheet and in accordance with the Specified Accounting Policies and the example of how the Closing Working Capital shall be determined set forth on Schedule 2.8(a) of the Disclosure Schedules.  The Seller shall cause its employees and Representatives to assist the Buyer and its Representatives in the preparation of the Closing Balance Sheet and calculation of the Closing Working Capital and shall provide the Buyer and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Seller for such purpose.

(b)                                 The Seller shall have a period of 20 days (the “Seller Review Period”) following the Buyer’s delivery of the Closing Balance Sheet and the schedule showing the calculation of Closing Working Capital to review such Closing Balance Sheet and calculation of Closing Working Capital.  During the Seller Review Period, the Buyer shall provide the Seller and its Representatives with reasonable access during normal business hours and upon reasonable prior notice to the appropriate personnel of the Buyer to the working papers of the Buyer and its Representatives relating to the Closing Balance Sheet and calculation of the Closing Working Capital, and the Buyer shall cooperate with the Seller and its Representatives to provide them with any other information used in preparing the Closing Balance Sheet and calculation of the Closing Working Capital reasonably requested by the Seller and its Representatives.  If (i) at any time during the Seller Review Period the Seller delivers written notice to the Buyer of its acceptance of the Buyer’s calculation of the Closing Working Capital or (ii) prior to the expiration of the Seller Review Period the Seller does not deliver to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any disputed item, then the Buyer’s calculation of the Closing Working Capital shall be final and binding and shall be the “Final Closing Working Capital” for purposes of this Agreement.  To the extent the Seller delivers a timely Notice of Disagreement in accordance with this Agreement, the Seller shall be deemed to have agreed with all items and amounts in the Closing Balance Sheet and calculation of the Closing Working Capital not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.8(b).  Any Notice of Disagreement may reference only disagreements based on (i) mathematical errors or based on amounts reflected on the Closing Balance Sheet or (ii) the Closing Balance Sheet or the calculation of the Closing Working Capital not being prepared in accordance with this Section 2.8.

(c)                                  During the 20 day period following timely delivery of a Notice of Disagreement by the Seller to the Buyer, the parties hereto in good faith shall seek to resolve in writing any differences that they may have with respect to the matters specified therein.  During such 20 day period, the Seller shall provide the Buyer and its Representatives with reasonable access during normal business hours and upon reasonable prior notice to the appropriate personnel of the Buyer to the working papers of the Seller and its Representatives relating to such Notice of Disagreement, and the Seller and its Representatives shall cooperate with the Buyer and its Representatives to provide them with any other information used in preparation of such Notice of Disagreement reasonably requested by the Buyer or its Representatives.  Any disputed items resolved in writing between the Seller and the Buyer within such 20 day period shall be final and binding with respect to such items, and if the Seller and the Buyer agree in writing on the resolution of each disputed item specified by the Seller in the Notice of Disagreement and the amount of the Closing Working Capital, the amount so determined shall be final, binding and shall be the “Final Closing Working Capital” for purposes of this Agreement.  If the Seller and the Buyer have not resolved all such differences by the end of such 20 day period, the Seller and the Buyer shall submit, in writing, to Deloitte LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Buyer and the Seller (the “Independent Accounting Firm”), their briefs detailing their views as to the nature and amount of each item remaining in dispute and the amount of the Closing Working Capital, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Working Capital, which determination shall be final and binding and shall be the “Final Closing Working Capital” for purposes of this Agreement.  The Independent Accounting Firm shall be (i) engaged by the Buyer and the Seller on a joint basis and (ii) authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of this Section 2.8 within the range of the difference between the Buyer’s position with respect thereto and the Seller’s position with respect thereto.  The determination of the Independent Accounting Firm shall be accompanied by a certificate of the Independent Accounting Firm that it reached such determination in accordance with the provisions of this Section 2.8.  The Seller and the Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 30 days following the submission thereof.  Judgment may be entered upon the written determination of the Independent Accounting Firm in any court referred to in Section 10.8.  The costs of any dispute resolution pursuant to this Section 2.8(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne (i) by the Buyer, if the Seller’s calculation of the Closing Working Capital is closer to the Final Closing Working Capital calculated by the Independent Accounting Firm, or (ii) by the Seller, if the Buyer’s calculation of the Closing Working Capital is closer to the Final Closing Working Capital calculated by the Independent Accounting Firm.  Any retainer charged by the Independent Accounting Firm shall be paid 50% by the Buyer and 50% by the Seller, with such amount to be reimbursed by the party responsible for paying the cost of the review in accordance with the immediately preceding sentence.  The fees and disbursements of the Representatives of each party incurred in connection with their preparation or review of the Closing Balance Sheet and calculation of the Closing Working Capital and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(d)                                 If the Closing Working Capital is a negative number between negative $4,260,000 and negative $3,260,000, no adjustment shall be made to the Purchase Price.  If the Closing Working Capital is a larger negative number than negative $4,260,000, the Purchase Price shall be decreased by an amount equal to the difference between the Closing Working Capital and negative $4,260,000, and the Seller shall pay the amount of such decrease in the Purchase Price to the Buyer.  If the Closing Working Capital is (A) a smaller negative number than negative $3,260,000 or (B) a positive number, the Purchase Price shall be increased by an amount equal to the difference between the Closing Working Capital and negative $3,260,000, and the Buyer shall pay the amount of such increase in the Purchase Price to the Seller; provided, that the Purchase Price shall not be increased by an amount greater than $1,000,000.

(e)                                  Payment in respect of Section 2.8(d) shall be made within three Business Days of final determination of the Closing Working Capital pursuant to the provisions of this Section 2.8 by wire transfer of United States dollars in immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least one Business Day prior to such payment date.  If the amount to be paid pursuant to Section 2.8(d) is not paid within four Business Days of the final determination of the Closing Working Capital, such amount to be paid shall bear interest at a rate equal to 7.5% plus the rate of interest from time to time announced publicly by the Wall Street Journal as the United States prime rate (the “Prime Rate”), calculated on the basis of a year of 365 days and the number of days elapsed from (i) the date that is three Business Days after the final determination of the Closing Working Capital to (ii) the date of such payment.

(f)                                    The parties acknowledge and agree that the purpose of the adjustments contemplated by this Section 2.8 is to determine if the Final Closing Working Capital is (i) less than negative $4,260,000, and if so, the amount of the difference between Final Closing Working Capital and negative $4,260,000, (ii) greater than negative $3,260,000, and if so, the amount of the difference between Final Closing Working Capital and negative $3,260,000, or (iii) equal to or greater than negative $4,260,000 and equal to or less than negative $3,260,000, and the adjustment procedures set forth in this Section

2.8 are not intended to permit the introduction of different judgments, accounting methods, policies, practices, procedures, classifications, or estimation methodologies for the purpose of determining the Final Closing Working Capital, so long as the judgments, accounting methods, policies, practices, procedures, classifications, or estimation methodologies used in the parties’ determination of the Final Closing Working Capital are consistent with the requirements set forth in this Section 2.8.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules delivered by the Seller to the Buyer on the date of this Agreement (as modified, amended or supplemented pursuant to this Agreement, each a “Schedule” and, collectively, the “Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer as follows:

Section 3.1                                      Organization and Qualification.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, lease and operate the Purchased Assets and to carry on the Business as it is now being conducted.  The Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the ownership or operation of the Purchased Assets or the conduct of the Business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.2                                      Authority.

(a)                                  The Seller has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and, subject to obtaining the Stockholder Approval, to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Seller are necessary to approve this Agreement and each of the Ancillary Agreements to which it will be a party or to consummate the transactions contemplated hereby, subject to the adoption and approval of this Agreement by the holders of at least a majority of the outstanding shares of the Seller’s common stock (the “Stockholder Approval”).  This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Seller will be a party will have been, duly executed and delivered by the Seller.  Assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Seller will be a party will constitute, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b)                                 The Stockholder Approval is the only vote of the holders of any class or series of the Seller’s capital stock or other securities required in connection with the consummation of the transactions contemplated by this Agreement and each of the Ancillary Agreements.

Section 3.3                                      No Conflict; Required Filings and Consents.

(a)                                  Except as set forth in column (vii) on Schedule 3.16(a) of the Disclosure Schedules, the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which the Seller will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)                                     conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Seller;

(ii)                                  conflict with or violate any Law applicable to the Seller, the Business or any of the Purchased Assets or by which the Seller, the Business or any of the Purchased Assets are bound or affected; or

(iii)                               result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any Rights under, or result in the creation of any Encumbrance on any of the Purchased Assets pursuant to, any Material Business Contract.

(b)                                 The Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of or affecting the Business or the Purchased Assets.

Section 3.4                                      Title to Assets; Sufficiency of Assets.

(a)                                  The Seller has good and valid title to or a valid leasehold interest in all of the Purchased Assets, free and clear of any Encumbrance, other than (i) liens for current taxes and assessments not yet past due; (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business consistent with past practice of the Business; (iii) Encumbrances required by, or granted, created or perfected under, the U.K. Credit Facility and the U.S. Credit Facility (which Encumbrances related to the Purchased Assets shall be released in full as of the Closing); (iv) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the conduct of the Business as currently conducted, and (v) Encumbrances set forth on Schedule 3.4(a) of the Disclosure Schedules (collectively, “Permitted Encumbrances”).  The delivery to the Buyer of the Bill of Sale and other instruments of assignment, conveyance and transfer pursuant to this Agreement and the Ancillary Agreements will transfer to the Buyer good and valid title to or a valid leasehold interest in all of the Purchased Assets, free and clear of any Encumbrance other than Permitted Encumbrances.

(b)                                 The Purchased Assets constitute all of the assets, properties and rights necessary and sufficient, together with the services to be provided by the Seller or its Affiliates to the Buyer or its Affiliates pursuant to the Transition Services Agreement, and together with the Intellectual Property to be licensed to the Buyer under the IP License Agreement, for the conduct and operation of the Business as currently conducted in all material respects.

Section 3.5                                      Financial Statements.

(a)                                  True and complete copies of the audited consolidated balance sheets of the Seller as at December 31, 2010 and 2009, and the related audited consolidated statements of results of operations and cash flows of the Seller, together with all related notes and schedules thereto, accompanied by the reports thereon of the Seller’s independent auditors (collectively referred to as the “Seller Financial Statements”), and true and complete copies of the unaudited consolidated balance sheet of the Business as at February 28, 2011 (such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet”), are attached hereto as Schedule 3.5 of the Disclosure Schedules.  The Seller Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Seller and (ii) fairly present, in all material respects, the consolidated financial position and results of operations of the Seller as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein. The Seller Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto).  The Balance Sheet is correct and complete in all material respects, and has been prepared in accordance with the books and records of the Seller and the Specified Accounting Procedures.

(b)                                 The books of account and financial records of the Seller pertaining to the Business are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice.

Section 3.6                                      Absence of Certain Changes or Events.  Since the date of the Balance Sheet, except for any actions occurring after the date hereof as permitted by Section 5.1:  (a) the Seller has conducted the Business in all material respects in the ordinary course consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; (c) neither the Business nor the Purchased Assets have suffered any material loss, damage, destruction or other casualty affecting any Purchased Assets, whether or not covered by insurance; and (d) the Seller has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

Section 3.7                                      Compliance with Law; Permits.

(a)                                  The Seller is and has since December 31, 2009 been in compliance in all material respects with all Laws applicable to the Seller in connection with the conduct or operation of the Business and the ownership or use of the Purchased Assets.  Neither the Seller nor any of its executive officers has received since December 31, 2007 any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Seller is not in compliance in all material respects with any such Laws.

(b)                                 Schedule 3.7(b) of the Disclosure Schedules sets forth a true and complete list of all Permits necessary for the Seller to own, lease and operate the Purchased Assets and to carry on the Business as currently conducted.  The Seller is and has since December 31, 2007 been in compliance in all material respects with all such Permits.  No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the Seller, threatened.  None of the Permits will be transferred to the Buyer.

Section 3.8                                      Litigation.  There is no Action pending or, to the knowledge of the Seller, threatened in connection with the Business or the Purchased Assets or the Seller’s ownership or operation thereof that involves an amount greater than $50,000 or seeking any equitable or injunctive relief.  There is no Action pending or, to the knowledge of the Seller, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements.  There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of the Seller, threatened investigation by any Governmental Authority relating to the Business, the Purchased Assets, the Seller’s ownership or operation thereof or the transactions contemplated by this Agreement or the Ancillary Agreements.  There is no Action by the Seller pending, or which the Seller has commenced preparations to initiate, against any other Person in connection with the Business or the Purchased Assets that involves an amount greater than $50,000 or seeks any equitable or injunctive relief.

Section 3.9                                      Employee Benefit Plans.

(a)                                  The Seller has previously provided to the Buyer a complete and accurate list of the names of all current Business Employees, specifying their position and description of the areas of responsibility with respect to the Business, and their salary, date of hire, business location, commission, bonus and incentive entitlements and identifying which Business Employees are currently receiving long-term or short-term disability benefits or are absent from active employment on pregnancy, parental or adoption leave and their anticipated dates of return to active employment.

(b)                                 Schedule 3.9(b) of the Disclosure Schedules sets forth a true and complete list of all Employee Plans that cover any Business Employee.

(c)                                  None of the Pension Plans that covers any Business Employee who is a resident of the United States is a Multiemployer Plan or a Pension Plan that is subject to either Title IV of ERISA or Section 412 of the Code.

(d)                                 To the knowledge of the Seller, each Pension Plan that covers any Business Employee that is intended to be tax-qualified is so qualified, and the Seller has received a favorable determination or opinion letter with respect to such Pension Plan.

(e)                                  Each Welfare Plan which is a “group health plan,” as defined in Section 607(1) of ERISA, has been operated in material compliance with the provisions of Part 6 of Title I of ERISA and Section 4980B of the Code at all times.

(f)                                    Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or creation of any rights of any Business Employee under any Employee Plan (including the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

Section 3.10                                Labor and Employment Matters.

(a)                                  The Seller is not a party to any labor or collective bargaining Contract that pertains to any Business Employees.  To the knowledge of the Seller, there are no union organizing activities pending or threatened.  There is, and during the past five years there has been, no labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the knowledge of the Seller, threatened against or affecting the Business or the Seller in connection with the Business.  The Seller has not breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract affecting any Business Employees.  There are no pending or, to the knowledge of the Seller, threatened union grievances or union representation proceedings involving any Business Employees.

(b)                                 The Seller has not engaged and is not engaging in any unfair labor practice in connection with the Business.  No unfair labor practice or labor charge or complaint is pending or, to the knowledge of the Seller, threatened with respect to the Business or the Seller in connection with the Business before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(c)                                  The Seller has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from Business Employees and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor in connection with the Business.  The Seller has paid in full to all Business Employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf thereof.

(d)                                 The Seller is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to or affecting Business Employees or employment practices in connection with the Business.  Neither the Seller nor any of its executive officers has received within the past two years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Business and, to the knowledge of the Seller, no such investigation is in progress.  To the knowledge of the Seller, no current Business Employee intends, or is expected, to terminate his employment relationship with the Business following the consummation of the transactions contemplated hereby.

(e)                                  Within the past five years, the Seller has not effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Seller, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Seller related to the Business, nor has the Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case with respect to which there are any unsatisfied liabilities.  No Business Employee has suffered an “employment loss” (as defined in the WARN Act or any similar state or local law) in the past 90 days.  As used in this Agreement, “WARN Act” means the Worker Adjustment and Retraining Notification Act (the “WARN Act”), 29 U.S.C. §§ 2101 et seq.

Section 3.11                                Personal Property.  All of the Personal Property taken as a whole has been maintained in all material respects in accordance with past practice and generally accepted industry practice.  The Personal Property taken as a whole is in all material respects in good operating condition and repair, ordinary wear and tear excepted, and is adequate for the uses to which it is being put.  All leased Personal Property included in the Purchased Assets is in all material respects in the condition required of such property by the terms of the lease applicable thereto.

Section 3.12                                Intellectual Property.

(a)                                  Schedule 3.12(a) of the Disclosure Schedules sets forth a true and complete list of all registered Marks, Patents and Copyrights included in the Purchased Intellectual Property, including any pending applications to register any of the foregoing, (collectively, the “Scheduled IP”).

(b)                                 None of the Scheduled IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Seller, no such action is or has been threatened with respect to any of the Scheduled IP within the prior five years.

(c)                                  The Seller exclusively owns, free and clear of any and all Encumbrances, all Business Intellectual Property and, to the knowledge of the Seller, all other Intellectual Property used in the conduct of the Business (including all Intellectual Property created for the Seller by any current or former employees or contractors of the Seller) except for Intellectual Property that is in the public domain or licensed to the Seller by a third-party licensor pursuant to a written license agreement that remains in effect.  The Seller has not received any notice or claim in writing challenging its ownership of any of the Business Intellectual Property owned (in whole or in part) by the Seller within the prior five years, nor to the knowledge of the Seller is there a reasonable basis for any claim that it does not so own any of such Business Intellectual Property owned (in whole or in part) by the Seller.

(d)                                 The Seller has taken all reasonable steps in accordance with the Seller’s established practices to protect its rights in the Business Intellectual Property and to maintain the confidentiality of all information that constitutes a Trade Secret included therein.  All current and former employees, consultants and contractors of the Seller have executed and delivered proprietary information, confidentiality and assignment agreements substantially in the Seller’s standard forms, copies of which standard forms have previously been provided to the Buyer.  The Seller has not disclosed, other than where the Seller has made a commercially reasonable business judgment to intentionally disclose, and has no obligation to disclose, to another Person any material Trade Secrets used in the conduct of the Business except pursuant to a confidentiality agreement or undertaking having customary terms and, to the knowledge of the Seller, no Person has materially breached any such agreement or undertaking.

(e)                                  All registered Marks, issued Patents and registered Copyrights included in the Scheduled IP are subsisting and, to the knowledge of the Seller, valid and enforceable, and the Seller has not received any notice or claim in writing challenging the validity or enforceability of any such Scheduled IP or alleging any misuse of such Scheduled IP within the prior five years.  The Seller has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Scheduled IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications).

(f)                                    The operation of the Business by the Seller has not infringed upon, misappropriated, violated or diluted, and does not infringe upon, misappropriate, violate or dilute, any Intellectual Property of any third party.  The Seller has not received any notice or claim asserting that any such infringement, misappropriation, violation or dilution is or may be occurring or has or may have occurred, within the prior five years, nor to the knowledge of the Seller, is there a reasonable basis therefor.  The Seller has not received any written communication containing an offer to license to the Seller for use in the conduct of the Business, or a request that the Seller consider whether it wishes to obtain a license for use in the conduct of the Business, under any patent owned by a third party.  No Business Intellectual Property owned (in whole or in part) by the Seller is subject to any outstanding order, judgment, decree or stipulation restricting the use or licensing thereof by the Seller or the Business.  No third party is misappropriating, infringing, diluting or violating any Business Intellectual Property owned (in whole or in part) by the Seller in a material manner.

(g)                                 Schedule 3.12(g)(1) of the Disclosure Schedules sets forth a complete and accurate list of all written agreements granting to the Seller any right under or with respect to any Intellectual Property owned by a third party other than COTS Technology or Open Source Licenses that is used in the conduct of the Business (collectively, the “Inbound License Agreements”), indicating for each the title and the parties thereto.  Schedule 3.12(g)(2) of the Disclosure Schedules sets forth a complete and accurate list of all written license agreements under which the Seller grants any rights under any Business Intellectual Property (collectively, “Outbound License Agreements”).  There is no outstanding or, to the knowledge of the Seller, threatened in writing, claim of breach by the Seller with respect to any Inbound License Agreement or any Outbound License Agreement.  The execution, delivery and performance by the Seller of this Agreement, and the consummation of the transactions contemplated hereby, will not give rise to any right of any third party to terminate or otherwise modify or impair any of the Seller’s rights or obligations under, any Inbound License Agreement or Outbound License Agreement.

(h)                                 The Seller has not transferred ownership of any Intellectual Property that was used in the conduct of the Business within the prior three years.  Except to the Buyer, the Seller has not granted any exclusive license with respect to any material Business Intellectual Property or otherwise agreed to restrict or limit its use of any material Business Intellectual Property.  The Business Intellectual Property constitutes all of the Intellectual Property owned by the Seller that is used in the conduct of the Business.  The Purchased Intellectual Property, the Excluded Intellectual Property licensed to the Buyer pursuant to the IP License Agreement and the Intellectual Property licensed under the Inbound License Agreements and Open Source Licenses, together with the Seller’s rights with respect to the COTS Software, constitute all of the Intellectual Property necessary for the conduct of the Business as currently conducted.  Upon the consummation of the Closing, the Buyer shall succeed to all of the Seller’s rights and interest in or under all material Purchased Intellectual Property, and all of the Seller’s rights under all Purchased Intellectual Property shall be exercisable by the Buyer to the same extent as by the Seller prior to the Closing.

(i)                                     Except as set forth in Schedule 3.12(i) of the Disclosure Schedules, none of the products owned by the Seller that are sold, licensed or otherwise made available by the Seller in the conduct of the Business (“Seller Products”) are being sold, licensed or otherwise made available in a manner that subjects such Seller Products to any provision of any open source or other type of license agreement:  (i) requiring the Seller to publicly distribute or make available any source code of any software owned by the Seller and included in such Products under such agreement; (ii) prohibiting or limiting the Seller from charging a fee or receiving consideration in connection with sublicensing or distributing such software; or (iii) requiring the Seller to grant a license of such software for the purpose of making derivative works (any such open source or other type of license agreement described in clause (i), (ii) or (iii) above, an “Open Source License”).  By way of clarification, but not limitation, the term “Open Source License” shall include:  (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (B) the Artistic License (e.g., PERL); (C) the Mozilla Public License; (D) the Netscape Public License; (E) the Sun Community Source License (SCSL); and (F) the Sun Industry Standards License (SISL).  The Seller has complied in all material respects, and is in compliance in all material respects, with all Open Source Licenses, which are applicable to such Seller Products, including all copyright notice and attribution requirements.  Schedule 3.12(i) of the Disclosure Schedules (w) lists all software licensed by the Seller under an Open Source License that is included by the Seller in any Seller Products (x) identifies the license applicable thereto (including the specific version thereof under which such software was licensed), (y) identifies a url at which the applicable software is available and the applicable license is identified, and (z) describes the manner in which such software has been used or distributed.

(j)                                     To the knowledge of the Seller, no (i) government funding or (ii) facilities of a university, college, other educational institution or research center was used in the development of any of the Business Intellectual Property.  The Seller is not now and has never been a member or promoter of, or a contributor to, any industry standards body that would reasonably be expected to require or obligate the Seller to grant or offer to any other person any license or right to any Business Intellectual Property.  The Seller does not have a present obligation (and there is no substantial basis to expect that there will be a future obligation) to grant or offer to any other person any license or right to any Business Intellectual Property by virtue of the Seller’s or any other person’s membership in, promotion of, or contributions to any industry standards body.

(k)                                  The Seller has complied with all applicable Laws and the Seller’s privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected or obtained by the Seller or by or on behalf of the Seller, in each case, in the conduct of the Business.  The Seller has not received a complaint regarding the Seller’s use, collection, storage, disclosure or transfer of personally identifiable information collected or obtained by the Seller in the conduct of the Business.

(l)                                     The technology systems and infrastructure, including middleware, servers, workstations, routers, and all other information technology software or equipment used by the Seller in the conduct of the Business are adequate for the conduct of the

Business as currently conducted; provided, that the parties acknowledge that not all of such technology systems and infrastructure will be included in the Purchased Assets. The Seller has implemented commercially reasonable procedures to protect the information technology systems used by the Seller in the conduct of the Business from unauthorized access.  To the knowledge of the Seller, there have been no unauthorized intrusions or breaches of the security of the information technology systems used by the Seller in the conduct of the Business.

Section 3.13                                Receivables.  All Business Receivables reflected on the Balance Sheet (i) represent valid obligations arising from sales actually made or services actually performed, delivered or rendered to unaffiliated customers in bona fide arm’s length transactions in the ordinary course of business and (ii) to the knowledge of the Seller, are not subject to any right of recourse, defense, deduction, return of goods, counterclaim, or offset.  Schedule 3.13 of the Disclosure Schedule contains a true, correct and complete list of the outstanding accounts and notes receivable of the Seller relating to the Business as of the date hereof broken out with respect to the aging of such accounts and notes receivable in terms of (i) less than 30 days past due; (ii) between 30 and 60 days past due; (iii) between 60 and 90 days past due; and (iv) over 90 days past due.

Section 3.14                                Taxes                 .  The Seller has completed and timely filed (after taking into account any extensions) all Returns that relate to the Business or the Purchased Assets.  All such Returns are accurate, complete and correct in all material respects and the Seller has timely paid all Taxes shown as due on such Returns.  All Taxes required to be paid under all applicable Laws in respect of the Purchased Assets have been timely paid to the respective governmental authorities or have been set aside in accounts for such purposes or accrued, reserved against and entered upon the Seller Financial Statements.  There are no Tax Encumbrances (other than liens for Taxes which are not yet due and payable) upon any of the Purchased Assets.  The Seller is not a foreign person within the meaning of Section 1445 of the Code.

Section 3.15                                Environmental Matters.

(a)                                  The Seller is in compliance in all material respects with all applicable Environmental Laws in connection with the conduct or operation of the Business and the ownership or use of the Purchased Assets.  The Seller has not received since December 31, 2007 any written communication or complaint from a Governmental Authority or other Person alleging that the Seller has any liability under any Environmental Law or is in noncompliance with any Environmental Law.

(b)                                 There is and has been no Release or threatened Release of Hazardous Substances in noncompliance with Environmental Laws on any properties (including any buildings, structures, improvements, soils and surface, subsurface and ground waters thereof) currently or formerly owned, leased or operated by or for the Business or the Seller in connection with the Business, at any location to which the Seller has sent any Hazardous Substances or at any other location with respect to which the Seller or the Business has or is reasonably likely to have material liability.  To the knowledge of the Seller, no underground storage tank or water, gas or oil well, is or has been located on any property described in the foregoing sentence that has not been closed or removed in compliance with Environmental Laws.  The Seller has not been notified that it is liable for any Release of, threatened Release of or contamination by Hazardous Substances in connection with the Business or the Purchased Assets under any Environmental Law.  There is no pending or, to the knowledge of the Seller, threatened investigation by any Governmental Authority, nor any pending or, to the knowledge of the Seller, threatened Action with respect to the Business or the Seller in connection with the Business relating to Hazardous Substances or otherwise under any Environmental Law.

(c)                                  The Seller holds all Environmental Permits, and is and has been in compliance therewith in all material respects.

(d)                                 For purposes of this Agreement:

(i)                                     “Environmental Laws” means:  any Laws of any Governmental Authority relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health, safety or natural resources.

(ii)                                  “Environmental Permits” means all Permits under any Environmental Law necessary for the Seller to own, lease and operate the Business and the Purchased Assets and to carry on the Business in all material respects as currently conducted.

(iii)                               “Hazardous Substances” means:  (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) polychlorinated biphenyls, asbestos and radon; (E) any other pollutant or contaminant; and (F) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

(iv)                              “Release” has the meaning set forth in Section 101(22) of CERCLA.

Section 3.16                                Material Business Contracts.

(a)                                  Except as set forth in Schedule 3.16(a) of the Disclosure Schedules, there are no Business Contracts of the following nature (such Contracts as are required to be set forth in Schedule 3.16(a) of the Disclosure Schedules being, collectively, “Material Business Contracts”):

(i)                                     any broker, distributor, dealer, manufacturer’s representative, franchise, agency, continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising Business Contract that involves a future or potential liability to the Business in excess of $25,000 on an annual basis or in excess of $25,000 over the current term of the Business Contract;

(ii)                                  any Business Contract (other than intercompany loans between the Seller and one or more of its Subsidiaries or solely between Subsidiaries of the Seller) relating to or evidencing indebtedness of the Business or the Seller in connection with the Business, including mortgages, other grants of security interests, guarantees or notes that involves a future or potential liability to the Business in excess of $50,000;

(iii)                               any Business Contract with any Governmental Authority;

(iv)                              any Business Contract with any Ten-Percent Shareholder or Related Party of the Seller;

(v)                                 [reserved]

(vi)                              any Business Contract that limits, or purports to limit, the ability of the Seller or the Business to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Seller or the Business to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(vii)                           any Business Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that requires a consent to assignment, or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(viii)                        any Business Contract pursuant to which the Seller is the lessee or lessor of, or holds, uses, or makes available for use to any Person, (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $25,000;

(ix)                                any Business Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $25,000;

(x)                                   any Business Contract providing for indemnification to or from any Person with respect to liabilities relating to the Seller, the Business, the Purchased Assets or the Assumed Liabilities;

(xi)                                any Business Contract relating in whole or in part to any Business Intellectual Property;

(xii)                             any joint venture or partnership, merger, asset or stock purchase or divestiture Business Contract;

(xiii)                          any Business Contract with any labor union or providing for benefits under any Employee Plan;

(xiv)                         any Business Contract relating to settlement of any administrative or judicial proceedings within the past five years;

(xv)                            any Business Contract that results in any Person holding a power of attorney; and

(xvi)                         any other Business Contract (other than sales commission Contracts between the Seller and an employee or independent contractor of the Seller), whether or not made in the ordinary course of business, that (A) involves a future or potential liability or receivable, as the case may be, in excess of $60,000 on an annual basis or in excess of $75,000 over the current Business Contract term; (B) has a term greater than one year and cannot be cancelled by the Seller without penalty or further payment and without more than 30 days’ notice; or (C) is material to the Business or the Purchased Assets, taken as a whole.

(b)                                 Each Material Business Contract is a legal, valid and binding agreement and is in full force and effect and is enforceable against the Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).  Neither the Seller nor, to the knowledge of the Seller, any other party is in material breach or material violation of, or (with or without notice or lapse of time or both) material default under, any Material Business Contract, nor, within the last two years, has the Seller received any written claim of any such material breach, material violation or material default.  The Seller has not received notice that it is in violation of any “most favored nations” provision of any Material Business Contract, and, to the knowledge of the Seller, the Seller is in compliance with all pricing provisions of the “most favored nations” provisions of the Material Business Contracts.  The Seller has delivered or made available to the Buyer true and complete copies of all Material Business Contracts, including any amendments thereto.

Section 3.17                                Clients and Suppliers.

(a)                                  Schedule 3.17(a) of the Disclosure Schedules sets forth a true and complete list of (i) the names of all clients, customers and licensors of the Business (including the Seller and its Affiliates) with a billing for each such client of $500,000 or more during the 12 months ended March 31, 2011, (ii) the amount for which each such Person was invoiced during such period and (iii) the percentage of the total sales of the Business represented by sales to each such Person during such period.  The Seller has not received any written notice and, to the knowledge of the Seller, there is no reason to believe that any of such Persons (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Business or (B)  is seeking to reduce the price it will pay for the services of the Business.  To the knowledge of the Seller, none of such Persons has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)                                 Schedule 3.17(b) of the Disclosure Schedules sets forth a true and complete list of (i) all suppliers or licensors of the Business (including the Seller and its Affiliates) from which the Seller ordered products or services with an aggregate purchase price for each such supplier of $25,000 or more during for the 12 months ended March 31, 2011and (ii) the amount for which each such Person invoiced the Seller during such period.  The Seller has not received any written notice and to the knowledge of the Seller, there is no reason to believe that there has been any material adverse change in the price of such supplies or services provided by any such Person, or that any such Person will not sell supplies or services to the Buyer at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Seller, subject to general and customary price increases.  To the knowledge of the Seller, no such Person has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.18                                Product Liability.  The Seller has no material liability for, and has not received written notice of any product liability, material backcharge or other similar claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (a) services rendered by or on behalf of the Business during the period until and including the Closing Date; (b) the sale, distribution, erection or installation of any product, good, component or other item manufactured, sold or delivered by or on behalf of the Business, or the provision of services by or on behalf of the Business, before the Closing Date (except with respect to any liability or obligation arising out of any action by the Buyer after the Closing Date); or (c) the operation of the Business or the ownership of the Purchased Assets during the period until and including the Closing Date.

Section 3.19                                Warranties.  The Seller has heretofore delivered to the Buyer true and correct copies of all written warranties (including descriptions of material additional work and field repairs) currently in effect covering the respective products and services of the Business.  Other than as disclosed on Schedule 3.19 of the Disclosure Schedules, the Seller has no reserves or holdbacks relating to warranty obligations under Business Contracts to be assigned to the Buyer.  On a cumulative basis, the Seller has no potential outstanding liability for penalties in excess of $200,000 for failure to meet service-level obligations under the Business Contracts to be assigned to the Buyer.

Section 3.20                                Conduct of Business.  The Seller has conducted and operated the Business only through the Seller and its Subsidiaries and not through any other Affiliate of the Seller.

Section 3.21                                Affiliate Interests and Transactions.

(a)                                  No Related Party of the Seller:  (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Business (other than ownership of up to 4% of the outstanding securities of a public company for investment purposes); (ii) owns or has owned, directly or indirectly, or has or has had any financial interest in any property (real or personal, tangible or intangible) used in the Business; (iii) has or has had any business dealings or a financial interest in any transaction with the Business or with the Seller involving the Business or any of the Purchased Assets, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms; or (iv) is or has been a Business Employee (other than executive officers of the Seller and its Subsidiaries).

(b)                                 There are no outstanding notes payable to, accounts receivable from or advances by the Business or by the Seller in connection with the Business or involving any assets thereof to any Ten-Percent Shareholder or Related Party of the Seller, and neither the Business nor the Seller in connection with the Business is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Ten-Percent Shareholder or Related Party of the Seller.  Since the date of the Balance Sheet, neither the Business nor the Seller in connection with the Business has incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Ten-Percent Shareholder or Related Party of the Seller, other than the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.22                                Insurance.  Schedule 3.22 of the Disclosure Schedules sets forth a true and complete list of all casualty, general liability, product liability and all other types of insurance maintained with respect to the Business and the Purchased Assets, together with the carriers and liability limits for each such policy.  No claim currently is pending under any such policy involving an amount in excess of $50,000.

Section 3.23                                Certain Payments.  Neither the Seller (nor any of its respective directors, executives, representatives, agents or employees) in connection with the Business or the Purchased Assets (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 3.24                                Export and Trade.  The Seller and each of its Subsidiaries are in compliance in all material respects with all statutory and regulatory requirements relating to export controls and trade sanctions under the Laws of the United States, as well as applicable Laws of each jurisdiction in which the Business operates, including the Export Administration Regulations administered by the U.S. Department of Commerce (including anti-boycott laws), International Traffic in Arms Regulations and regulations administered by the Office of Foreign Assets Control.

Section 3.25                                Brokers.  Except as set forth on Schedule 3.25 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.

Section 3.26                                Disclosure.  None of the representations or warranties of the Seller contained in this Agreement and none of the statements made by the Seller in the Disclosure Schedules contains any untrue statement of a material fact or omits to state a material fact necessary, in light of the circumstances in which they were made, to make the statements herein or therein not misleading.

Section 3.27                                Rights Agreement.  The Rights Agreement between the Seller and American Stock Transfer & Trust Company LLC, dated March 4, 2009, as amended (the “Rights Agreement”), expired by its terms and has no further force or effect.  The transactions contemplated by this Agreement will not result in the distribution of rights under the Rights Agreement or otherwise result in any consequences under the Rights Agreement, or any similar rights agreement or “poison pill.”

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

Section 4.1                                      Organization.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  The Buyer is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the ownership, lease and operation of its properties or the conduct of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, do not materially affect the power and authority of the Buyer to enter into this Agreement and consummate the transactions contemplated hereby.

Section 4.2                                      Authority.  The Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly and validly executed and delivered by the Buyer.  Assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms.

Section 4.3                                      No Conflict; Required Filings and Consents.

(a)                                  The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)                                     conflict with or violate the certificate of incorporation or bylaws of the Buyer;

(ii)                                  conflict with or violate any Law applicable to the Buyer; or

(iii)                               result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Buyer is a party, except for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of the Buyer to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

(b)                                 The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby.

Section 4.4                                      Financing.  The Buyer has sufficient funds to permit the Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.5                                      Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

Section 4.6                                      Litigation.  There is no Action pending or, to the knowledge of the Buyer, threatened against the Buyer or any of its Affiliates that would reasonably be expected to materially impair the ability of the Buyer to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 4.7                                      Non-Reliance.  The Buyer acknowledges that the Seller is not making any representation or warranty other than the representations and warranties set forth in this Agreement.  Without limiting the generality of the foregoing, the Buyer acknowledges that, except to the extent expressly set forth in this Agreement, the Seller is not making any representation or warranty with respect to (a) any financial projection or forecast relating to the Business or the Purchased Assets, (b) the merchantability or fitness for any particular purpose of the Purchased Assets, (c) the prospects of the Business, or (d) any other information made available, whether pursuant to any presentation made by or on behalf of the Seller, pursuant to any electronic or physical delivery of documentation or other information, or otherwise, to the Buyer or its Representatives, and the Buyer expressly disclaim any such representation or warranty.

ARTICLE V
COVENANTS

Section 5.1                                      Conduct of Business Prior to the Closing.  Between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise agree in writing, which agreement shall not be unreasonably withheld, the Seller shall cause the Business to be conducted only in the ordinary course consistent with past practice, and shall use commercially reasonable efforts to preserve substantially intact the Business, keep available the services of the current Business Employees of the Business and preserve the current relationships of the Business with customers, suppliers and other persons with which the Business has significant business relations.  All requests by the Seller for prior written consent of the Buyer pursuant to this Section 5.1 shall be delivered to the Person and at the address as set forth in Section 10.3(iii), and the Buyer shall respond to any such request within three Business Days of the date the Buyer receives such request.  By way of amplification and not limitation, between the date of this Agreement and the Closing Date, the Seller shall not do or propose to do, directly or indirectly, any of the following in connection with the Business or the Purchased Assets without the prior written consent of the Buyer:

(a)                                  sell, pledge, dispose of or otherwise subject to any Encumbrance, other than Permitted Encumbrances, any Purchased Assets, other than (i) sales or transfers of Business Receivables in the ordinary course of business consistent with past practice or (ii) other dispositions of Purchased Assets with an aggregate value that does not exceed $25,000;

(b)                                 incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, in each case affecting the Business or the Purchased Assets, except advances to employees for business purposes in the ordinary course of business consistent with past practice;

(c)                                  amend, waive, modify (other than by automatic extension or renewal if deemed an amendment or modification of any such Contract) in any material respect or consent to the termination (other than by expiration) of any Business Contract set forth on Schedule 2.1(c) of the Disclosure Schedules, or amend, waive, modify (other than by automatic extension or renewal if deemed an amendment or modification of any such Contract) in any material respect or consent to the termination (other than by expiration) of the Seller’s rights thereunder, other than in each case in the ordinary course of business consistent with past practice, or enter into any Contract relating primarily to the Business or the Purchased Assets that (i) involves a future or potential liability or receivable, as the case may be, in excess of $25,000 or (ii) has a term greater than one year and cannot be cancelled by the Seller without penalty or further payment and without more than 30 days’ notice; provided, however, that this Section 5.1(c) shall not apply to the renewal of the Seller’s director and officer liability insurance policy or employment practices liability insurance policy, in each case in the ordinary course of business;

(d)                                 authorize, or make any commitment with respect to, capital expenditures with respect to the Business which are, in the aggregate, in excess of $50,000 for the Business taken as a whole;

(e)                                  acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets that would constitute Purchased Assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement that would relate primarily to the Business;

(f)                                    enter into any lease of real or personal property or any renewals thereof (other than by automatic renewal) in connection with the Business involving a term of more than one year or rental obligation exceeding $10,000 per year in any single case;

(g)                                 (i) increase the compensation payable or to become payable or the benefits provided to the Business Employees listed on Schedule 5.9(b) or Schedule 5.9(c) of the Disclosure Schedules, (ii) grant any severance or termination payment to, or loan or advance any amount to, any Business Employee listed on Schedule 5.9(b) or Schedule 5.9(c) of the Disclosure Schedules (other than advances for business purposes in the ordinary course of business consistent with past practice or as required by Law), (iii) establish, adopt, enter into or amend, except as may be required by applicable law, any Employee Plan that covers any Business Employee listed on Schedule 5.9(b) or Schedule 5.9(c) of the Disclosure Schedules, or (iv) hire any additional employees who would be Business Employees (notwithstanding the above, the Seller shall be obligated to provide prior notice to the Buyer, but shall not require the consent of the Buyer, in connection with the hiring of any employee at its Colorado or Bangalore locations);

(h)                                 enter into any Contract with any Ten-Percent Shareholder or Related Party of the Seller that primarily relates to the Business or the Purchased Assets;

(i)                                     make any change in any method of accounting or accounting practice or policy affecting the financial statements of the Business, except as required by GAAP;

(j)                                     make, revoke or modify any Tax election, settle or compromise any Tax liability or file any Return relating to the Business other than on a basis consistent with past practice;

(k)                                  pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) relating to the Business or the Purchased Assets, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;

(l)                                     except as set forth in Schedule 3.16(xvi) of the Disclosure Schedules, compromise, waive or release any right or claim relating to the Business or the Purchased Assets other than rights or claims constituting Excluded Liabilities, other than in the ordinary course of business consistent with past practice;

(m)                               permit the lapse of any existing policy of insurance relating to the Business or the Purchased Assets without entering into replacement policies of insurance comparable in amounts and scope of coverage relating to the Business or the Purchased Assets;

(n)                                 permit the lapse of any right relating to Business Intellectual Property or any other intangible asset used or held for use in connection with the Business;

(o)                                 accelerate the collection of or discount any Business Receivables, delay the payment of liabilities that would become Assumed Liabilities or defer expenses, reduce Inventories or otherwise increase cash on hand in connection with the Business, except in the ordinary course of business consistent with past practice;

(p)                                 use any Purchased Asset to pay any costs or expenses arising out of or relating to the transactions contemplated by this Agreement or the Ancillary Agreements;

(q)                                 commence or settle any Action involving an amount in excess of $25,000 in the aggregate or involving equitable or injunctive relief relating to the Business, the Purchased Assets or the Assumed Liabilities;

(r)                                    take any action, or intentionally fail to take any action, that would cause any representation or warranty made by the Seller in this Agreement or any Ancillary Agreement to be untrue or result in a breach of any covenant made by the Seller in this Agreement or any Ancillary Agreement, or that has or would reasonably be expected to have a Material Adverse Effect; or

(s)                                  announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Section 5.2                                      Covenants Regarding Information.

(a)                                  Subject to the terms of the confidentiality agreement dated July 26, 2010 between the Buyer and the Seller (the “Confidentiality Agreement”), from the date hereof until the Closing Date, the Seller shall afford the Buyer and its officers, directors, principals, employees, advisors, auditors, agents, bankers and other representatives (collectively, “Representatives”) reasonable access (including for inspection and copying) during normal business hours and upon reasonable prior notice to the Purchased Assets and the Seller’s Representatives, properties, offices, plants and other facilities, and books and records relating to the Business and the Purchased Assets, and shall furnish the Buyer with such financial, operating and other data and information in connection with the Business and the Purchased Assets as the Buyer may reasonably request.

(b)                                 Within three Business Days of the Closing Date, the Seller will deliver or cause to be delivered to the Buyer all original agreements (or copies thereof to the extent such items are not in the possession or control of the Seller or are Shared Records), documents, books and records and files stored on computer disks or tapes or any other storage medium in the possession of the Seller relating to the Business and the Purchased Assets.

(c)                                  In order to facilitate the resolution of any claims made by or against or incurred by the Buyer after the Closing or for any other reasonable purpose, for a period of seven years following the Closing, the Seller shall:  (i) retain all books, documents, information, data, files and other records of the Seller that relate to the Business, the Purchased Assets or the Assumed Liabilities for periods prior to the Closing and which shall not otherwise have been delivered to the Buyer; (ii) upon reasonable notice, afford the Buyer and its Representatives reasonable access (including for inspection and copying, at the Buyer’s expense), during normal business hours, to such books, documents, information, data, files and other records, including in connection with claims, proceedings, actions, investigations, audits and other regulatory or legal proceedings involving or relating to the Business, the Purchased Assets or the Assumed Liabilities; and (iii) furnish the Buyer and its Representatives reasonable assistance (at the Buyer’s expense), including access to personnel, in connection with any such claims and other proceedings; provided, further, that solely as it relates to information with respect to Tax matters, such access shall be granted until the later of seven years following the Closing and the expiration date of the applicable statute of limitations with respect to Tax matters.  The Seller shall permit, promptly upon reasonable request, the Buyer and its Representatives to use original copies of any such records for purposes of litigation; provided, that such records shall promptly be returned to the Seller following such use.  The Seller shall not destroy any such books and records without providing the Buyer with written notice detailing the contents of such books and records, and providing the Buyer with the opportunity to obtain such books and records, at least 90 days prior to the destruction thereof.

(d)                                 In order to facilitate the Buyer’s review of the items to be delivered by the Seller pursuant to Section 7.3(f), following the delivery thereof, the Seller shall provide the Buyer and its Representatives with reasonable access during normal business hours and upon reasonable prior notice to the appropriate personnel of the Seller to all supporting financial statements, working papers and other documentation reasonably requested by the Buyer.

(e)                                  Notwithstanding the above, any request for access or information pursuant to this Section 5.2 shall be subject to such reasonable limitations as the Seller may impose with respect to information wholly unrelated to the Business, the Purchased Assets or the Assumed Liabilities.  In the event that the Seller determines that the provision of information pursuant to this Section 5.2 will jeopardize any attorney-client privilege, the Seller shall not be required to provide access to or furnish such information to the Buyer; provided, however, that the parties shall take all reasonable measures to permit compliance with Section 5.2 in a manner that avoids any such consequence.  The Seller and the Buyer intend that any provision of access to, or the furnishing of, information pursuant to this Section 5.2 that would otherwise be within the ambit of any legal privilege shall not operate as a waiver of such privilege.

Section 5.3                                      No Solicitation.

(a)                                  Subject to Section 5.3(b), the Seller shall not, and shall take all action necessary to ensure that none of its Affiliates or any of their respective Representatives shall:  (i) solicit, initiate, or knowingly encourage or facilitate (provided, for the avoidance of doubt, that responding to unsolicited third party inquiries, proposals or offers shall not be deemed to “encourage” or “facilitate” any such inquiry, proposal or offer) any inquiry, proposal or offer with respect to, or any inquiry, proposal or offer that is reasonably likely to lead to, any Acquisition Proposal or (ii) enter into, continue or otherwise participate in any substantive discussions or negotiations regarding, or furnish to any Person, other than the Buyer or any of its Representatives, any non-public information with respect to, any Acquisition Proposal.  The Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons (other than the Buyer and its Representatives) conducted heretofore with respect to any of the foregoing.

(b)                                 Notwithstanding anything in this Agreement to the contrary, if at any time following the date of this Agreement and prior to obtaining the Stockholder Approval, (1) the Seller receives a written Acquisition Proposal that the Seller Board believes in good faith to be bona fide, (2) such Acquisition Proposal did not result from a material violation of Section 5.3(a), (b) or (c), (3) the Seller Board determines in good faith (after consultation with outside counsel and its financial advisors) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (4) the Seller Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be reasonably likely to constitute a breach of its fiduciary duties under applicable Law, then the Seller may (and may authorize its Affiliates and its and their Representatives to) (x) furnish non-public information with respect to the Seller and its Affiliates to the Person making such Acquisition Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement, provided, that any non-public information, other than non-public information relating exclusively to the Service Activation/Mediation Products and Services, provided to any Person given such access shall have previously been provided to the Buyer or shall be provided to the Buyer prior to or concurrently with the time it is provided to such Person, and (y) enter into, conduct, participate in discussions or negotiations with the Person making such Acquisition Proposal (and such Person’s Representatives) regarding such Acquisition Proposal or otherwise participate in or facilitate any such discussions or negotiations.

(c)                                  Neither the Seller Board nor any committee thereof shall (i) (A) publicly announce that it has withdrawn (or modified or qualified in any manner adverse to the Buyer) the approval, recommendation or declaration of advisability by the Seller Board or any such committee thereof of this Agreement, each of the Ancillary Agreements or any of the other transactions contemplated hereby or (B) adopt, approve, or publicly recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal (each such action set forth in this Section 5.3(c)(i) being referred to herein as an “Adverse Recommendation Change”) or (ii) cause or permit the Seller to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Alternative Acquisition Agreement”) constituting any Acquisition Proposal (other than an Acceptable Confidentiality Agreement referred to in Section 5.3(b)).  Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, the Seller Board may, if the Seller Board determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties under applicable Law, taking into account all adjustments to the terms of this Agreement that have been offered by the Buyer pursuant to this Section 5.3(c), make an Adverse Recommendation Change; provided, however, that (1) no Adverse Recommendation Change may be made in response to an Acquisition Proposal unless the Seller Board determines in good faith (after consultation with outside counsel and its financial advisors) that such Acquisition Proposal constitutes a Superior Proposal and until after the fourth Business Day following the Buyer’s receipt of written notice from the Seller advising the Buyer that the Seller Board intends to make an Adverse Recommendation Change, and specifying the material terms and conditions of, and the identity of any Person making, any Superior Proposal that is the basis of the proposed action by the Seller Board, and, to the extent then permitted by the Seller’s obligations under any confidentiality agreement with the Person making such Superior Proposal entered into prior to the date of this Agreement, unless such Superior Proposal is a proposal or an offer to purchase or acquire all of the assets of the Seller, contemporaneously furnishing a copy of any relevant Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Seller and a new two Business Day period), (2) during such four Business Day period or two Business Day period, as applicable, the Seller shall, and shall cause its financial and legal advisors to, negotiate with the Buyer in good faith (to the extent the Buyer seeks to negotiate) to make such adjustments to the terms and conditions of this Agreement as would enable the Seller to proceed with its recommendation of this Agreement and not make an Adverse Recommendation Change and (3) the Seller shall not make an Adverse Recommendation Change if, prior to the expiration of such four Business Day period, the Buyer makes a binding proposal to adjust the terms and conditions of this Agreement such that the Seller Board determines in good faith (after consultation with outside counsel and its financial advisors) that its fiduciary duties do not require it to make an Adverse Recommendation Change after giving effect to, among other things, the payment of the High Termination Fee set forth in Section 9.3(a).

(d)                                 In addition to the obligations of the Seller set forth in Sections 5.3(a), (b) and (c), the Seller promptly, and in any event within 48 hours of receipt, shall advise the Buyer in writing in the event the Seller or any of its Affiliates or Representatives receives (i) any Acquisition Proposal or (ii) any inquiry, proposal or offer that is reasonably likely to lead to an Acquisition Proposal, in each case together with the material terms and conditions of such Acquisition Proposal, request, inquiry, proposal or offer.  The Seller shall keep the Buyer informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any material amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer.  Without limiting any of the foregoing, the Seller shall promptly (and in any event within 48 hours) notify the Buyer orally and in writing if it determines to begin providing non-public information or to engage in substantive discussions or negotiations concerning an Acquisition Proposal pursuant to Sections 5.3(a), (b) or (c).

(e)                                  The Seller shall not, and shall not cause its Affiliates to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Seller’s ability to comply with any of the terms of this Section 5.3.

(f)                                    Nothing contained in this Section 5.3 shall prohibit the Seller from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act with respect to an Acquisition Proposal or taking and disclosing a position contemplated by Rules 14e-2(a) and 14d-9 under the Exchange Act, in each case after the commencement of a tender offer (within the meaning of Rule 14d-2 under the Exchange Act), (ii) issuing a statement in connection with an Acquisition Proposal that does not involve the commencement of a tender offer (within the meaning of Rule 14d-2 under the Exchange Act), so long as the statement includes no more information than would be required for a “stop, look and listen” communication under Rule 14d-9(f) under the Exchange Act if such provision were applicable, or (iii) making any disclosure to the stockholders of the Seller if, in the good faith judgment of the Seller Board (after consultation with outside counsel), failure to so disclose would be inconsistent with its duties under applicable Law; provided, however, that in no event shall this Section 5.3(f) affect the obligations of the Seller specified in Sections 5.3(c) and (d); and provided further, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change (including for purposes of Section 9.1(c)(ii)) unless the Seller Board expressly reaffirms its recommendation to its stockholders in favor of the adoption of this Agreement within the earlier of (i) 10 Business Days after such disclosure or (ii) two Business Days prior to the Stockholders Meeting.

(g)                                 For purposes of this Agreement:

(i)                                     “Acquisition Proposal” means any proposal or offer from any Person or “group” of Persons (as defined in the Exchange Act and the rules promulgated thereunder) (other than the Buyer and its Affiliates) relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of assets of the Business that generate 15% or more of the net revenues or net income or that represent 15% or more of the total assets (based on fair market value) of the Business or the Purchased Assets.  Notwithstanding anything above to the contrary, the parties acknowledge and agree that any proposal or offer from any Person or group of Persons relating solely to any direct or indirect acquisition or purchase of all or any portion of Excluded Assets shall not constitute an “Acquisition Proposal” hereunder.

(ii)                                  “Superior Proposal” means any unsolicited bona fide written Acquisition Proposal that the Seller Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal (including financing, timing, and breakup fee and expense reimbursement provisions) and the Person making the Acquisition Proposal, (A) if consummated would be more favorable to the stockholders of the Seller from a financial point of view than the transactions contemplated by this Agreement (including taking into account (1) any adjustment to the terms and conditions proposed by the Buyer in response to such proposal pursuant to Section 5.3(c) or otherwise and (2) the Termination Fee) and (B) if accepted, is reasonably likely to be completed on the terms proposed; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to 15% shall be deemed to be references to “75%.”

Section 5.4                                      Proxy Statement; Stockholders Meeting.

(a)                                  As soon as reasonably practicable following the date of this Agreement (and in any event within 45 calendar days after the date hereof), the Seller shall prepare and file with the SEC a proxy statement in a form mutually agreed upon by the Seller and the Buyer (the “Proxy Statement”).  The Seller will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Seller’s stockholders as promptly as reasonably practicable following clearance by the SEC of the Proxy Statement.  The Seller will advise the Buyer, promptly after it receives notice thereof, of any request by the SEC to amend the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.  If prior to the time the Stockholder Approval is obtained any event occurs with respect to the Seller or any Affiliate of the Seller, or any change occurs with respect to information supplied by or on behalf of the Seller or the Buyer, respectively, for inclusion in the Proxy Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Seller or the Buyer, as applicable, shall promptly notify the other of such event, and the Seller and the Buyer shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Seller’s stockholders.

(b)                                 The Seller shall, as promptly as reasonably practicable after the date hereof, take all action necessary in accordance with Delaware General Corporation Law and the Seller’s certificate of incorporation and bylaws to (i) duly call, give notice of, convene and (ii) hold a meeting of its stockholders (the “Stockholders Meeting”) as promptly as reasonably practicable following clearance by the SEC of the Proxy Statement for the purpose of obtaining the Stockholder Approval.  Except in the case of an Adverse Recommendation Change specifically permitted by Section 5.3(b), the Seller, through the Seller Board, shall (x) recommend to the Seller’s stockholders that they adopt this Agreement and (y) include such recommendation in the Proxy Statement.  Without limiting the generality of the foregoing, the Seller agrees that its obligations pursuant to the first sentence of this Section 5.4(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Seller or any other Person of any Acquisition Proposal or the occurrence of any Adverse Recommendation Change; provided, that the foregoing shall not prohibit accurate disclosure in the Proxy Statement or otherwise (and such disclosure shall not be deemed to be an Adverse Recommendation Change) of factual information regarding the business, financial condition or results of operations of the Seller or the fact that an Acquisition Proposal has been made, the identity of the Person making such proposal or the material terms of such proposal, to the extent the Seller Board determines in good faith (after consultation with outside counsel) that such information, facts, identity or terms are required to be disclosed under applicable Law.

Section 5.5                                      Non-Competition; Non-Solicitation.

(a)                                  For a period of three years following the Closing, the Seller shall not, and shall cause its Subsidiaries not to, directly or indirectly through any Person or contractual arrangement:

(i)                                     engage in, or consult or assist any third party engaging in, any business, worldwide, that manufactures, produces or supplies products or services of the kind licensed, manufactured, produced, supplied or maintained by the Business as currently conducted or that could be used by a national or regional number portability administration center (“Competing Business”), or perform management, executive or supervisory functions with respect to, own, operate, join, control, render financial assistance to, exert any influence upon, participate in, render services or advice to, or allow any of its officers or employees (while employed by the Seller or its Subsidiaries) to be connected as an officer, employee, partner, member, stockholder (other than a less than five percent (5%) stockholder in a publicly held company), consultant or otherwise with, any Person engaged in a Competing Business; provided, that the term “Competing Business” shall not include any business of the Seller and its Subsidiaries insofar as it relates to (A) those products or services involving number searching, reservation, allocation, charging, number portability, SIM ordering and other SIM card information used solely to operate the Seller’s subscriber profile activation and verification products or services; the Seller’s device activation, device management, and device personalization products and services; and the Seller’s mediation products and services (collectively, the “Seller’s Service Activation/Mediation Products and Services”); (B) collection and processing of billing records, including call detail records, for a variety of purposes, including rating, billing, fraud prevention and analytics in connection with the Seller’s Service Activation/Mediation Products or Services; (C) collection and processing of subscriber and service profile information from network and business systems, for the purposes of comparing, auditing, reconciling and synchronizing such data between systems used solely in connection with the Seller’s Service Activation/Mediation Products or Services; and (D) management of individual numbers that are available for, or have been allocated to, a device, but not managing the overall number inventory, through and in connection with the Seller’s Service Activation/Mediation Products and Services (collectively “Permitted Business”);

(ii)                                  solicit, recruit or hire any person who at any time on or after the date of this Agreement is a Transferring Employee; provided, that the foregoing shall not prohibit (A) a general solicitation to the public or general advertising or similar methods of solicitation by search firms not specifically directed at Transferring Employees or (B) the Seller or any of its Subsidiaries from soliciting, recruiting or hiring any Transferring Employee who has ceased to be employed or retained by the Buyer or any of its Subsidiaries for at least nine months; provided, that the restriction set forth in this subsection (ii) shall not apply with regards to any Transferring Employee who has been terminated by the Buyer or its Subsidiaries without cause.

(iii)                               approach or seek Competing Business from any Customer (as hereinafter defined), refer Competing Business from any Customer to any Person or be paid commissions based on Competing Business sales received from any Customer by any Person.  For purposes of this Section 5.5, the term “Customer” means any Person to which (A) the Seller or any of its Subsidiaries provided products or services of the Business or (B) the Buyer or any of its Subsidiaries provided products or services similar to those offered by the Business, in each case during the 36-month period prior to the time at which any determination shall be made that any such Person is a Customer; provided, that the foregoing shall not prohibit any referral of business by the Seller to the Buyer or the Buyer’s Affiliates; provided, further, that for the avoidance of doubt, nothing in Section 5.5(a)(i) or this Section 5.5(a)(iii) shall restrict the Seller or its Subsidiaries from seeking Permitted Business from a Customer, using Customer lists or other Customer information learned by the Seller in pursuing the Business to seek such Permitted Business, and engaging in Permitted Business with a Customer; or

(iv)                              make (A) negative or (B) false statements about the Buyer or any of its Subsidiaries in any way that would or would reasonably be expected to adversely affect the goodwill, reputation or business relationships of the Business, the Buyer or any of its Subsidiaries with the public generally, or with any of their customers, suppliers or employees; provided, that the restriction under this Section 5.5(a)(iv)(A) shall not apply to truthful statements made by the Seller in connection with an Action or a post-Closing dispute between the Seller and the Buyer in connection with this Agreement or any Ancillary Agreement.

(b)                                 The Seller acknowledges that the covenants of the Seller set forth in this Section 5.5 are an essential element of this Agreement and that any breach by the Seller of any provision of this Section 5.5 will result in irreparable injury to the Buyer.  The Seller acknowledges that in the event of such a breach, in addition to all other remedies available at law, the Buyer shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate.  The Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 5.5 are reasonable and proper to protect the legitimate interest of the Buyer.

(c)                                  If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 5.5 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the Seller’s conduct that are reasonable in light of the circumstances and as are necessary to assure to the Buyer the benefits of this Agreement.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 5.5 because taken together they are more extensive than necessary to assure to the Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

Section 5.6                                      Notification of Certain Matters; Supplements to Disclosure Schedules.

(a)                                  Prior to the Closing Date, the Seller shall give prompt written notice to the Buyer of (i) the occurrence or non-occurrence of any change, condition or event the occurrence or non-occurrence of which would render any representation or warranty of the Seller contained in this Agreement or any Ancillary Agreement, if made on or immediately following the date of such event, untrue or inaccurate in any material respect, (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Material Adverse Effect, (iii) any failure of the Seller or any Affiliate of the Seller to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the Buyer’s obligations hereunder, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (v) any Action pending or, to the knowledge of the Seller, threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)                                 The Seller shall update or supplement the Disclosure Schedules (a “Disclosure Schedule Update”) at any point, and from time to time, until the Closing Date with respect to (i) the discovery by the Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by the Seller in this Agreement or (ii) any event, condition, fact or circumstance that occurs or arises on or after the date of this Agreement and that would cause or constitute a breach of any representation or warranty made by the Seller in this Agreement.  No such supplement, or any information the Buyer may otherwise obtain from the Seller or any other Person, shall be deemed to cure any breach of any representation or warranty made in this Agreement or have any effect for purposes of determining the satisfaction of the conditions set forth in Section 7.3, except as provided in Section 5.6(c) below.

(c)                                  If (i) the Seller delivers a Disclosure Schedule Update pursuant to Section 5.6(b)(ii) that, based on the Seller’s reasonable belief, contains any matter that could reasonably be expected to, directly or indirectly, (A) subject the Seller or the Buyer to additional Losses that would be indemnifiable by the other party pursuant to Article VIII in an amount in excess of $1,500,000, or (B) otherwise result in a Material Adverse Effect (any such update, a “Material Development Update”), and (ii) the Buyer does not within 15 Business Days of receipt of such Material Development Update exercise its right to terminate the Agreement pursuant to Section 9.1(c)(v), then such Disclosure Schedule Update shall be deemed to have amended the Disclosure Schedules for all purposes under this Agreement, including for purposes of indemnification pursuant to Article VIII and for purposes of determining the satisfaction of the conditions set forth in Section 7.3.

Section 5.7                                      Payment of Liabilities.  The Seller shall pay or otherwise satisfy in the ordinary course of business consistent with past practice, prior to the Closing, all of the liabilities and obligations incurred in connection with the Business and shall pay, after the Closing, the Excluded Liabilities.  After the Closing, the Buyer shall pay or otherwise satisfy the Assumed Liabilities.

Section 5.8                                      Bulk Transfer Laws.  Prior to the Closing, the Seller shall comply with the requirements of all applicable bulk sale, bulk transfer or similar laws in all jurisdictions.

Section 5.9                                      Employee Matters.

(a)                                  Except as specifically provided in this Section 5.9 or in the Transition Services Agreement:  (i) the Buyer shall not adopt, become a sponsoring employer of, or have any obligations under or with respect to the Employee Plans, and the Seller shall be solely responsible for any and all liabilities and obligations that have been incurred or may be incurred under or in connection with any Employee Plan; (ii) the Seller shall be solely responsible for any and all liabilities arising out of or relating to the employment of Business Employees who do not become Transferring Employees (as defined below), whether such liabilities arise before, on or after the Closing Date; and (iii) the Seller shall be solely responsible for any and all liabilities arising out of or relating to the employment of any Transferring Employee before the date such employee actually commences employment with the Buyer and its Affiliates pursuant to Section 5.9(b) and (iv) the Buyer shall be solely responsible for any and all liabilities arising out of or relating to the employment of any Transferring Employee on and after the date such employee actually commences employment with the Buyer or its Affiliates.

(b)                                 On or prior to the Closing Date, the Buyer shall, or shall cause one of its Affiliates to, extend offers of employment to each Business Employee listed on Schedule 5.9(b) of the Disclosure Schedules who is actively at work as of the Closing Date (all such employees who accept the Buyer’s offer of employment are referred to as the “Transferring Employees”), on such terms and conditions as determined by the Buyer, which terms and conditions shall be substantially similar to or better than the terms and conditions on which similarly situated employees of the Buyer or its Affiliates are employed.  For purposes of this Agreement, any Business Employee who is not at work on the Closing Date due to a short-term absence (including due to vacation, holiday, jury duty, illness, authorized short-term leave of absence or short-term disability) shall be deemed to be “actively at work”; provided, that any such individuals that are on authorized short-term leave of absence or short-term disability shall not be deemed to constitute “Transferring Employees” until such time as they return to active employment.  The Seller shall terminate the employment of all Transferring Employees immediately prior to the Closing and shall cooperate with and use its reasonable best efforts to assist the Buyer in its efforts to secure satisfactory employment arrangements with those employees of the Seller to whom the Buyer makes offers of employment.

(c)                                  On or prior to the Closing Date, the Buyer shall cause a third party management provider to extend offers of employment to each Business Employee located in Bangalore listed on Schedule 5.9(c) of the Disclosure Schedules who is actively at work as of the Closing Date (all such employees who accept the third party’s offer of employment are referred to as the “Bangalore Employees”), on such terms and conditions as determined by the Buyer, which terms and conditions shall be substantially similar to or better than the terms and conditions on which such Business Employees are employed by the Seller.  The Seller shall terminate the employment of all Bangalore Employees immediately prior to the Closing and shall cooperate with and use its reasonable best efforts to assist the Buyer and the designated third party in their efforts to secure satisfactory employment arrangements with those employees of the Seller to whom the designated third party makes offers of employment.

(d)                                 The Seller shall comply with the requirements of the WARN Act or any similar state, provincial or local law with respect to any “plant closing” or “mass layoff,” as those terms are defined in the WARN Act or such other applicable law, which may result from the Seller’s termination of the employment of any of its employees in connection with (i) the transactions contemplated hereby through the Closing Date and (ii) otherwise.  The Buyer shall comply with the requirements of the WARN Act or any similar state, provincial or local law with respect to any “plant closing” or “mass layoff,” as those terms are defined in the WARN Act or such other applicable law, which may result from the Buyer’s termination of the employment of any of its employees in connection with (i) the transactions contemplated hereby from and after the Closing Date and (ii) otherwise.

(e)                                  The Seller shall comply with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA, with respect to any employee, former employee or beneficiary of any such employee or former employee who is covered under any group health plan, as defined in Section 5000(b)(1) of the Code (a “Group Health Plan”), maintained by the Seller as of the Closing Date or whose “qualifying event” within the meaning of Section 4980B(f) of the Code occurs on or prior to the Closing Date, whether pursuant to the provisions of COBRA or otherwise.  The Buyer shall comply with the provisions of COBRA with respect to Transferring Employees and any qualified beneficiaries of any Transferring Employees who are covered under any Group Health Plan maintained by the Buyer or its Affiliates after the Closing Date.

(f)                                    The Buyer shall use commercially reasonable efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Transferring Employees under the medical, prescription drug and dental plans of the Buyer that cover Transferring Employees after the Closing, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under the corresponding Employee Plan; (ii) provide prior service credit for service with the Seller under certain Employee Plans of the Buyer and its Affiliates; (iii) provide Transferring Employees with benefits substantially similar to those benefits provided to the Buyer’s similarly situated employees, in accordance with the terms of the Employee Plans of the Buyer and its Affiliates; provided, however, that no Transferring Employee shall receive prior service credit for vacation, sick leave or paid time off balances paid to the Transferring Employee by the Seller; and (iv) provide for direct rollover of 401(k) plan accounts with respect to the Transferring Employees into the Buyer’s eligible retirement plan; provided, however, that no Transferring Employee may directly rollover any 401(k) plans loans in-kind.

(g)                                 Nothing contained in this Agreement shall create any third-party beneficiary rights in any Transferring Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferring Employee by the Buyer or under any benefit plan that the Buyer may maintain.

(h)                                 Nothing contained in this Agreement shall confer upon any Transferring Employee any right with respect to continued employment by the Buyer, nor shall anything herein interfere with the right of the Buyer to terminate the employment of any Transferring Employee at any time, with or without cause, following the effective date of his or her employment with the Buyer, or restrict the Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Transferring Employees; provided, that to the extent a Transferring Employee is terminated during the period after the Closing Date and on or before the six-month anniversary of the Closing Date, the Buyer shall provide such Transferring Employee with the severance benefits such Transferring Employee is entitled to under the Buyer’s severance policy in effect as of the date such Transferring Employee is terminated; provided, however, that no severance benefits shall be provided to any Transferring Employee who voluntarily terminates employment or is terminated for cause.

(i)                                     The Seller shall make all payments due under applicable Law, any Employee Plan or any Contract to any Business Employee in connection with the termination of such Business Employee’s employment with the Seller.

(j)                                     The Seller shall make, and shall be solely responsible for, all severance, bonus, change in control or other payments due to any employee of the Seller as a result of the consummation of the transactions contemplated by this Agreement, including, but not limited to, all payments due under or with respect to any Change in Control Agreement between the Seller and any employee of the Seller.

Section 5.10                                Confidentiality.

(a)                                  Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the Confidentiality Agreement, which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.10 shall terminate.  If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)                                 For a period of three years following the Closing Date, the Seller shall not, and the Seller shall cause its Subsidiaries and the respective Representatives of the Seller and its Subsidiaries not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that the Seller or its Subsidiaries may furnish such portion (and only such portion) of the Confidential Information as the Seller or such Subsidiary reasonably determines it is legally obligated to disclose if:  (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent not inconsistent with such request, it notifies the Buyer of the existence, terms and circumstances surrounding such request and consults with the Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (iv) disclosure of such Confidential Information is required to prevent the Seller or such Subsidiary from being held in contempt or becoming subject to any other penalty under applicable Law; provided, further, that, subject to Section 5.13, nothing contained herein shall prevent the Seller from promptly making all filings with any Governmental Authority (including the Seller’s ongoing reporting obligations under the Exchange Act, including Items 1.01 and 2.01 of Form 8-K) or disclosures with The Nasdaq Capital Market, or any other stock exchange or quotation service on which the Seller’s capital stock is then listed, as is required in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.  For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Business (including Intellectual Property, customer and supplier lists, pricing information, marketing plans, market studies, client development plans, business acquisition plans and all other information or data), the Purchased Assets, the Assumed Liabilities or the transactions contemplated hereby, except for data or information that (x) is or becomes available to the public other than as a result of a breach of this Section 5.10 or (y) is disclosed to the Seller by a third party who had the right to make such disclosure without any confidentiality restrictions.  Notwithstanding anything herein to the contrary, subject to Section 5.5, the Seller and its Subsidiaries and the respective Representatives of the Seller and its Subsidiaries may use for its or their own benefit or divulge or convey to any third party, the portion of Shared Confidential Information that is related to or used (or held for use) in the conduct of the business of the Seller following the Closing.  For purposes of this Section 5.10, “Shared Confidential Information” shall mean Confidential Information that relates to both the Business any other business of the Seller.

(c)                                  Effective as of the Closing, the Seller hereby assigns to the Buyer all of the Seller’s right, title and interest in and to any confidentiality agreements entered into by the Seller (or its Subsidiaries or Representatives) in connection with any transaction involving the acquisition or purchase of all or any portion of the Business or the Purchased Assets.  From and after the Closing, the Seller will take all actions reasonably requested by the Buyer in order to assist in enforcing the rights so assigned.  The Seller shall use its commercially reasonable efforts to cause any such Person to return to the Seller any documents, files, data or other materials constituting Confidential Information that were provided to such Person in connection with the consideration of any such transaction.

(d)                                 Notwithstanding anything in this Agreement to the contrary, after the Closing, the Seller may, with the consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, disclose any Ancillary Agreements (with the economic terms of such agreements redacted) that have not previously been filed as exhibits to the Seller’s filings with the SEC and any Confidential Information of the Business to any Person and such Person’s Representatives in connection with the potential acquisition by such Person of the Seller or substantially all of the Seller’s assets; provided, however, that the Seller shall not disclose to such Person or its Representatives any Confidential Information of the Business that the Buyer reasonably determines is commercially sensitive.

Section 5.11                                Consents and Filings.  The Seller and the Buyer shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (a) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including all third-party consents required under any Material Business Contracts, (b) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required by any applicable Law and (c) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.  In furtherance and not in limitation of the foregoing,  the Seller shall permit the Buyer reasonably to participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement or the transactions contemplated hereby, and the Seller shall not settle or compromise any such claim, suit or cause of action without the Buyer’s written consent.  Notwithstanding anything herein to the contrary, the Buyer shall not be required by this Section to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (x) require the divestiture of any assets of the Buyer or any of its Affiliates or any portion of the Business or the Purchased Assets or (y) limit the Buyer’s freedom of action with respect to, or its ability to consolidate and control, the Business or the Purchased Assets or any of the Buyer’s or its Affiliates’ other assets or businesses.

Section 5.12                                Cooperation Regarding Purchased Intellectual Property; Patent and Trademark Files.

(a)                                  At the Buyer’s request and expense, the Seller will provide commercially reasonable assistance to the Buyer in connection with the maintenance, defense, prosecution and/or enforcement of any Patents or Marks included in the Purchased Intellectual Property.  The Seller agrees that the commercially reasonable assistance that it will provide hereunder at the request of the Buyer will include the full disclosure to the Buyer of all pertinent factual or other information and data reasonably available to the Seller relating to the Patents or Marks included in the Purchased Intellectual Property; the execution of all applications, specifications, oaths, declarations, affidavits, assignments and all other instruments which the Buyer reasonably requests with respect to such Patents or Marks; making factual witnesses available upon the reasonable request of the Buyer and participation in any litigation defenses, including the giving of testimony in any suit, legal action, hearing, investigation, or other proceeding relating to such Patents or Marks.

(b)                                 Within 30 calendar days after the Closing Date, the Seller will transfer to the Buyer all of the Seller’s files relating to any Patents or Marks included in the Purchased Intellectual Property, including all patent and trademark registration prosecution files, all laboratory notebooks relating to the inventions that are the subject of any of such Patents, the originals of all assignments relating to the inventions that are the subject of such Patents, as executed by each of the inventors named therein, a list of the names and addresses of each patent or trademark counsel or agent who prosecuted or is prosecuting any patent application or trademark registration application included in the Purchased Intellectual Property and any files relating to the enforcement of such Patents or Marks (including any correspondence or other materials relating to any suspected infringement thereof).

Section 5.13                                Public Announcements.  On and after the date hereof and (a) through the Closing Date and (b) after the Closing Date with respect to (i) any Item 2.01 Form 8-K to be filed on or after the Closing Date by the Seller or the Buyer and (ii) any press release announcing the Closing to be issued on or after the Closing Date by the Seller or the Buyer, the Seller and the Buyer shall consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release, SEC filing or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such SEC filing or public statement prior to such consultation, except as may be required by applicable Law or any listing requirement of any party hereto with a stock exchange on which such party’s capital stock is then listed.

Section 5.14                                Master Reseller and Subcontractor Agreement.  Following the date hereof and prior to the Closing Date, the Seller and the Buyer shall negotiate and agree on the Master Reseller and Subcontractor Agreement to be entered into by the Seller and the Buyer at the Closing (the “Master Reseller and Subcontractor Agreement”), which agreement shall be on the terms set forth in the Master Reseller and Subcontractor Agreement Term Sheet attached hereto as Exhibit F.

ARTICLE VI
TAX MATTERS

Section 6.1                                      Apportionment of Taxes.  The Seller shall be responsible for and pay any Taxes with respect to the Business and the Purchased Assets acquired by the Buyer relating to periods (or portions thereof) ending on or before the Closing Date.  The Buyer shall be responsible for any Taxes with respect to the Business and the Purchased Assets relating to periods (or portions thereof) beginning after the Closing Date.  For the sole purpose of appropriately apportioning any Taxes relating to a period that includes (but that does not end on) the Closing Date, the portion of such Tax (or refund of such Tax) that is attributable to the portion of such period that ends on the Closing Date shall be (a) in the case of a Tax that is not transaction-based (e.g., real and personal property Taxes), the total amount of such Tax for the full Tax period that includes the Closing Date multiplied by a fraction, the numerator of which is the number of days from the beginning of such Tax period to and including the Closing Date and the denominator of which is the total number of days in such full Tax period and (b) in the case of a Tax that is transaction-based (e.g., income Taxes, employment Taxes and sales Taxes), the Tax that would be due with respect to such partial period, if such partial period were a full Tax period, apportioning income, gain, expenses, loss, deductions and credits equitably based on an interim closing of the books.

Section 6.2                                      Transfer Taxes.  The Seller shall be responsible for all stamp, transfer, documentary, sales and value added Taxes (and similar Taxes ordinarily arising upon asset transfers), if any, incurred as a result of the purchase and the sale of the Purchased Assets (collectively, “Transfer Taxes”). The Buyer and the Seller agree to cooperate in the preparation and filing of any tax returns with respect to Transfer Taxes.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1                                      General Conditions.  The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a)                                  Stockholder Approval.  The Stockholder Approval shall have been obtained in accordance with applicable Law.

(b)                                 No Injunction or Prohibition.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), including any Law that may be administered by the U.S.  Department of Treasury’s Office of Foreign Assets Controls (OFAC) or the U.S. Department of Commerce’s Bureau of Industry and Security (BIS), that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 7.2                                      Conditions to Obligations of the Seller.  The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a)                                  Representations, Warranties and Covenants.  The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct, to the extent set forth above, as of such specified date.  The Buyer shall have performed in all material respects (other than with respect to covenants that are qualified as to materiality or Material Adverse Effect, which covenants shall be performed in all respects) all obligations and agreements and complied with in all material respects (other than with respect to covenants that are qualified as to materiality or Material Adverse Effect, which covenants shall be complied with in all respects) all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing.

(b)                                 Deliveries.  The Seller shall have received an executed copy of each of the documents listed in Section 2.7(c).

Section 7.3                                      Conditions to Obligations of the Buyer.  The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a)                                  Representations, Warranties and Covenants.  The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct, to the extent set forth above, as of such specified date.  The Seller shall have performed in all material respects (other than with respect to covenants that are qualified as to materiality or Material Adverse Effect, which covenants shall be performed in all respects) all obligations and agreements and complied with in all material respects (other with respect to covenants that are qualified as to materiality or Material Adverse Effect, which covenants shall be complied with in all respects) all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing.

(b)                                 Consents and Approvals.  The Seller shall have obtained (and shall have provided true, correct and complete copies thereof to the Buyer) all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all novations, assignments, waivers, consents, approvals or other authorizations, and effected all of the registrations, filings and notices required in connection with the Key Business Contracts.

(c)                                  No Litigation.  No Action shall have been commenced by or before any Governmental Authority that, in the reasonable, good faith determination of the Buyer, is reasonably likely to (i) require divestiture of any assets of the Buyer as a result of the transactions contemplated by this Agreement or the divestiture of any Purchased Assets, (ii) prohibit or impose limitations on the Buyer’s ownership or operation of all or a material portion of the Business or the Purchased Assets or any of its other businesses or assets (or those of any of its Subsidiaries or Affiliates) or (iii) impose limitations on the ability of the Buyer or its Affiliates, or render the Buyer or its Affiliates unable, effectively to control the Business or the Purchased Assets in any material respect.

(d)                                 Deliveries.  The Buyer shall have received an executed copy of each of the documents listed in Section 2.7(b).

(e)                                  Further Instruments and Documents.  The Buyer shall have received such further instruments and documents as are necessary to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained and the performance of all conditions to the consummation of such transactions.

(f)                                    Estimated Closing Balance Sheet and Estimated Closing Working Capital.  At least three Business Days prior to the Closing, the Seller shall deliver to the Buyer (i) its estimated unaudited balance sheet of the Business, dated as of the Closing Date (the “Estimated Closing Balance Sheet”), (ii) its written estimate of the Closing Working Capital (the “Estimated Closing Working Capital”), (iii) a list of the Business Receivables that the Seller expects to be outstanding as of the Closing Date and estimated amounts thereof, (iv) a list of the Prepaid Items that the Seller expects to be outstanding as of the Closing Date and estimated amounts thereof, and (v) a list of the warranty and service obligations and Unearned Revenue that the Seller expects to be outstanding as of the Closing Date and estimated amounts thereof under the Business Contracts, each prepared in good faith in accordance with the Specified Accounting Procedures and in accordance with the example set forth on Schedule 2.8(a) of the Disclosure Schedules.

ARTICLE VIII
INDEMNIFICATION

Section 8.1                                      Survival of Representations and Warranties and Covenants.

(a)                                  The representations and warranties of the Seller and the Buyer contained in this Agreement shall terminate upon the date that is the 12-month anniversary of the Closing Date, and all liability of the parties hereto with respect to such representations and warranties (including for indemnification for breach of such representations and warranties under this Article VIII) shall thereupon be extinguished; provided, however, that:

(i)                                     the representations and warranties set forth in Sections 3.1 and 4.1 relating to organization and existence, Sections 3.2 and 4.2 relating to authority, Section 3.4(a) relating to title to the Purchased Assets and Sections 3.25 and 4.5 relating to broker’s fees and finder’s fees (Sections 3.1, 3.2, 3.4(a), 3.25, 4.1, 4.2 and 4.5 are collectively referred to herein as the “Core Representations”), shall survive indefinitely; and

(ii)                                  the representations and warranties set forth in Section 3.14 relating to Taxes shall survive until the close of business on the 45th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

(b)                                 All liability of the parties hereto with respect to the covenants and agreements of the Seller and the Buyer contained in this Agreement (including for indemnification for breach of such covenants and agreements under this Article VIII) shall terminate upon the date that is 12 months after the Closing Date (or, in the case of those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, the date that is 12 months following the date by which such covenant or agreement is required to be performed) and shall thereupon be extinguished.

(c)                                  Neither the Seller nor the Buyer shall have any liability whatsoever with respect to any such representations and warranties unless a Claim Notice or Third-Party Claim Notice is delivered in accordance with Section 8.4(e) prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved. The survival periods set forth herein are in lieu of, and the parties hereto expressly waive, any otherwise applicable statute of limitations.

Section 8.2                                      Indemnification by the Seller.  Subject to and as limited by the provisions of this Article VIII, the Seller shall defend, indemnify and hold harmless the Buyer and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing (the “Buyer Indemnified Parties”) from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)                                  any breach of any representation or warranty made by the Seller contained in this Agreement;

(b)                                 any breach of any covenant or agreement by the Seller contained in this Agreement;

(c)                                  any of the Excluded Liabilities; and

(d)                                 the Seller’s failure to comply with the terms and conditions of any bulk sales or bulk transfer or similar laws of any jurisdiction that may be applicable to the sale or transfer of any or all of the Purchased Assets to the Buyer or its Subsidiaries.

For the avoidance of doubt, the fact that the Loss incurred by a Buyer Indemnified Party as a result of, arising from or relating to a breach of a representation, warranty or covenant by the Seller relates to an Assumed Liability shall not preclude indemnification under this Article VIII to such Buyer Indemnified Party.

Section 8.3                                      Indemnification by the Buyer                                     .  The Buyer shall defend, indemnify and hold harmless the Seller and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing (the “Seller Indemnified Parties”) from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)                                  any breach of any representation or warranty made by the Buyer contained in this Agreement;

(b)                                 any breach of any covenant or agreement by the Buyer contained in this Agreement; and

(c)                                  any of the Assumed Liabilities.

For the avoidance of doubt, the fact that the Loss incurred by a Seller Indemnified Party as a result of, arising from or relating to a breach of a representation, warranty or covenant by the Buyer relates to an Excluded Liability shall not preclude indemnification under this Article VIII to such Seller Indemnified Party.

Section 8.4                                      Procedures.

(a)                                  In order for a Buyer Indemnified Party or a Seller Indemnified Party (an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party shall deliver written notice thereof to the party against whom indemnity is sought (the

“Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third-Party Claim and shall provide the Indemnifying party with such information with respect thereto as the Indemnifying Party may reasonably request, including reasonable detail of the basis for the Third-Party Claim, and, to the extent reasonably practicable, a reasonable estimate of the amount of such Third-Party Claim (such notice, a “Third-Party Claim Notice”).  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)                                 If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Losses that may result from a Third-Party Claim pursuant to the terms of this Agreement, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 15 days of receipt of notice from the Indemnified Party of the commencement of such Third-Party Claim, to assume the defense thereof at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party.  The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof.  If the Indemnifying Party does not expressly elect to assume the defense of such Third-Party Claim within the time period and otherwise in accordance with the first sentence of this Section 8.4(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third-Party Claim.  If the Indemnifying Party assumes the defense of such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third-Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest; provided, that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be responsible for the fees and expenses of more than one separate counsel (in addition to any local counsel) for the Indemnified Party.  If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third-Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third-Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.

(c)                                  If the Indemnifying Party assumes the defense of any Third-Party Claim, then the Indemnifying Party shall promptly pay to the Indemnified Party as and when invoices are received by the Indemnifying Party the amount of any invoices for reasonable attorneys’ fees incurred by the Indemnified Party in accordance with Section 8.4(b), or other Losses for which the Indemnified party is entitled to be indemnified under this Article VIII.  If the Indemnifying Party has not elected to assume the defense of a Third-Party Claim but either (i) the Indemnifying Party has acknowledged in writing its obligation to indemnify the Indemnified Party against Losses that may result in connection with such Third-Party Claim or (ii) a court of competent jurisdiction has determined that the Indemnifying Party is required hereunder to indemnify such Losses, then in either such case the indemnification required hereunder in respect of such Losses shall be made by prompt payment by the Indemnifying Party of the amount of actual Losses in connection therewith, as and when invoices are received by the Indemnifying Party or Losses incurred have been notified to the Indemnifying Party.

(d)                                 The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

(e)                                  In the event any Indemnified Party has a claim against any Indemnifying Party hereunder that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall promptly deliver written notice of such claim (a “Claim Notice”) to the Indemnifying Party, including reasonable detail of the basis for such claim and, to the extent reasonably practicable, a good faith estimate of the amount of such claim.  Subject to Section 8.5(a), the failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VIII.  If the Indemnifying Party does not notify the Indemnified Party within 20 days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand.  If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference.

(f)                                    Notwithstanding the provisions of Section 10.8, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third-Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such

Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

Section 8.5                                      Limits on Indemnification.

(a)                                  No claim may be asserted against either party for breach of any representation, warranty or covenant contained herein unless a Claim Notice or Third-Party Notice is delivered with respect to the subject matter of such claim on or prior to the date on which the representation, warranty or covenant on which such claim is based ceases to survive as set forth in Section 8.1, in which case such representation, warranty or covenant shall survive as to such claim until such claim has been finally resolved.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement:

(i)                                     The maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller and its Affiliates and the Representatives, successors and assigns of each of the foregoing by the Buyer Indemnified Parties pursuant to Section 8.2(a) shall be $5,000,000;

(ii)                                  The maximum aggregate amount of indemnifiable Losses that may be recovered from the Buyer and its Affiliates and the Representatives, successors and assigns of each of the foregoing by the Seller Indemnified Parties pursuant to Section 8.3(a) shall be $5,000,000;

(iii)                               An Indemnifying Party shall not be liable to any Indemnified Party for any claim for indemnification pursuant to Sections 8.2(a) or Section 8.3(a) unless and until the aggregate amount of indemnifiable Losses that may be recovered from such Indemnifying Party equals or exceeds $260,000 (the “Basket Amount”), in which case the Indemnifying Party shall be liable only for the Losses in excess of the Basket Amount; provided, however, that no Losses may be claimed by any Indemnified Party or shall be reimbursable by any Indemnifying Party or shall be included in calculating the aggregate Losses for purposes of this clause (iii) other than Losses in excess of $5,000 (the “Minimum Loss Amount”) resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances; provided, further, that the limitations set forth in Sections 8.5(b)(i) through (iii) shall not apply to Losses arising (A) out of any breach or inaccuracy of any of the Core Representations, (B) pursuant to Sections 8.2(b) through (d) or Sections 8.3(b) or (c), or (C) any claim for or based on actual fraud, intentional misrepresentation or intentional breach.

(iv)                              Losses recoverable by an Indemnified Party shall be net of (A) any insurance proceeds or other amounts actually received by the Indemnified Party or its Affiliates from third parties in connection with the facts giving rise to the right of indemnification and without any right of subrogation (and, to the extent an insurance recovery is made by an Indemnified Party with respect to any Losses for which an indemnification payment has previously been made, such Indemnified Party shall promptly pay to the Indemnifying Party the lesser of (1) the amount of the insurance recovery (after deducting therefrom the full amount of the expenses incurred by the Indemnified Party in procuring such recovery and any Tax imposed on the net amount of such recovery) and (2) the amount of the indemnification payment previously made), and (B) any net Tax benefit actually realized by such Indemnified Party or its Affiliate with respect to the year of the Losses arising in connection with the accrual, incurrence or payment of any such Losses.

(c)                                  None of the Indemnified Parties shall be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that any Indemnified Party had already recovered Losses with respect to such matter pursuant to other provisions of this Agreement.  Without limiting the generality of the foregoing, the operation of Section 2.8 is an exclusive remedy in respect of the assets and liabilities and related items taken into account in connection with the determination of the Closing Working Capital, and no Indemnified Party shall be entitled to any additional recourse in respect thereof, whether arising from a breach of a representation or warranty or otherwise.

Section 8.6                                      Sole Remedy.  Except (a) in the case of actual fraud, intentional misrepresentation or intentional breach (b) as contemplated by Section 2.8, (c) as contemplated by Section 5.5 and (d) as contemplated by Section 10.10, from and after the Closing Date, the sole and exclusive remedy of the parties to this Agreement with respect to any Losses arising out of any breach of any representation, warranty, agreement or covenant of another party to this Agreement shall be the indemnification provisions set forth in this Article VIII.

Section 8.7                                      Tax Effect of Indemnification Payments.  Any payments made to an Indemnified Party pursuant to this Article VIII shall be treated as an adjustment to the Purchase Price for tax purposes, to the extent permitted by applicable law.

ARTICLE IX
TERMINATION

Section 9.1                                      Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                  by mutual written consent of the Buyer and the Seller;

(b)                                 by either the Seller or the Buyer:

(i)                                     if the Closing shall not have occurred by 120 days after the date of this Agreement; provided, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(ii)                                  in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have used its commercially reasonable efforts, in accordance with Section 5.11, to have such order, decree, ruling or other action vacated; or

(iii)                               if the Stockholder Approval shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(c)                                  by the Buyer:

(i)                                     if the Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3, (B) cannot be or has not been cured within 10 Business Days following delivery to the Seller of written notice of such breach or failure to perform and (C) has not been waived by the Buyer;

(ii)                                  prior to obtaining the Stockholder Approval if (A) the Seller Board effects an Adverse Recommendation Change, (B) the Seller fails publicly to reaffirm its recommendation of this Agreement within 10 Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, published or sent or given to the Seller’s stockholders (which reaffirmation must also include, with respect to an Acquisition Proposal, an unconditional rejection of such Acquisition Proposal, it being understood that taking no position with respect to the acceptance of such Acquisition Proposal or modification thereto shall constitute a failure to reject such Acquisition Proposal) or (C) the Seller or the Seller Board (or any committee thereof) shall (1) have publicly announced that it has approved, adopted, endorsed or recommended any Acquisition Proposal or (2) have approved, adopted, publicly endorsed or recommended, or entered into or allowed the Seller or any of its Affiliates to enter into an agreement in principle or definitive agreement (other than an Acceptable Confidentiality Agreement) for an Acquisition Proposal;

(iii)                               if any of the conditions set forth in Sections 7.1 or 7.3(a), (b), (d) or (e) shall have become incapable of fulfillment prior to the date that is 60 days from the date of this Agreement; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c)(iii) shall not be available if the failure of the Buyer to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date;

(iv)                              if any of the conditions set forth in Section 7.3(c) shall have become incapable of fulfillment prior to the date that is 60 days from the date of this Agreement; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c)(iv) shall not be available if the failure of the Buyer to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date; or

(v)                                 if between the date hereof and the Closing, an event or condition occurs that has had or is reasonably likely to have a Material Adverse Effect;

(vi)                              if the Seller delivers a Material Development Update pursuant to Section 5.6(c)(i)(A) or (B); or

(d)                                 by the Seller:

(i)                                     if the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within 10 Business Days following delivery to the Buyer of written notice of such breach or failure to perform and (C) has not been waived by the Seller;

(ii)                                  if any of the conditions set forth in Section 7.1 or Section 7.2 shall have become incapable of fulfillment prior to the date that is 60 days from the date of this Agreement; provided, that the right to terminate this Agreement pursuant to this Section 9.1(d)(ii) shall not be available if the failure of the Seller to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date; or

(iii)                               prior to obtaining the Stockholder Approval, if the Seller Board determines to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided, that the Seller shall have (A) otherwise complied in all material respects with all provisions of Section 5.3(b), including the notice provisions therein, and (B) paid any amounts due pursuant to Section 9.3(a), in accordance with the terms, and at the time, specified in Section 9.3(a).

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party.

Section 9.2                                      Effect of Termination.

(a)                                  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (i) for the provisions of Sections 3.25 and 4.5 relating to broker’s fees and finder’s fees, Section 5.10 relating to confidentiality, Section 5.13 relating to public announcements, Section 10.1 relating to fees and expenses, Section 10.3 relating to notices, Section 10.6 relating to third-party beneficiaries, Section 10.7 relating to governing law, Section 10.8 relating to submission to jurisdiction, Section 9.3 relating to fees and this Section 9.2 and (ii) that nothing herein shall relieve either party from liability for any willful breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

(b)                                 In the event of the termination of this Agreement prior to Closing, any Ancillary Agreements executed prior to the Closing shall also terminate contemporaneously with the termination of this Agreement.

Section 9.3             Termination Fees.

(a)           In the event that:

(i)            (A) this Agreement is terminated by the Buyer pursuant to Section 9.1(c)(i), and prior to the breach giving rise to such right of termination, a bona fide Acquisition Proposal has been publicly announced, disclosed or otherwise communicated, and such Acquisition Proposal has not been withdrawn and (B) within 12 months after the date of such termination, a transaction in respect of an Acquisition Proposal is consummated or the Seller enters into a definitive agreement in respect of an Acquisition Proposal that is later consummated which, in each case, need not be the same Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof;

(ii)           this Agreement is terminated by the Buyer pursuant to Section 9.1(c)(ii); or

(iii)          this Agreement is terminated by the Seller pursuant to Section 9.1(d)(iii);

(b)           then, in any such event, the Seller shall pay to the Buyer a termination fee of $1,500,000 (the “High Termination Fee”), it being understood that in no event shall the Seller be required to pay the High Termination Fee on more than one occasion.  Payment of the High Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by the Buyer (i) at the time of consummation of any transaction contemplated by an Acquisition Proposal, in the case of a High Termination Fee payable pursuant to Section 9.3(a)(i), (ii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by the Buyer pursuant to Section 9.1(c)(ii), and (iii) at the time of termination, in the case of termination by the Seller pursuant to Section 9.1(d)(iii).

(c)           In the event that this Agreement is terminated by the Seller or the Buyer pursuant to Section 9.1(b)(iii), then the Seller shall pay to the Buyer a termination fee of $500,000 (the “Low Termination Fee”).  Payment of the Low Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by the Buyer (i) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by the Buyer, and (ii) at the time of termination, in the case of termination by the Seller.

(d)           In the event that (A) this Agreement is terminated by the Seller or the Buyer pursuant to Section 9.1(b)(iii), and prior to the Stockholder Meeting, an

Acquisition Proposal has been publicly announced, disclosed or otherwise communicated, and such Acquisition Proposal has not been withdrawn and (B) within 12 months after the date of such termination, a transaction in respect of such Acquisition Proposal or an Acquisition Proposal with the same Person or an Affiliate of that Person that made the Acquisition Proposal referenced in clause (A) is consummated or the Seller enters into a definitive agreement in respect of such Acquisition Proposal or an Acquisition Proposal with the same Person or an Affiliate of that Person that made the Acquisition Proposal referenced in clause (A) that is later consummated; then, in any such event, the Seller shall pay to the Buyer a termination fee in an amount equal to the High Termination Fee minus the Low Termination Fee.  Payment of the fee shall be made by wire transfer of same day funds to the account or accounts designated by the Buyer at the time of consummation of any transaction contemplated by such Acquisition Proposal.

(e)           In the event that this Agreement is terminated by the Buyer pursuant to Section 9.1(c)(iv), then the Buyer shall pay to the Seller a termination fee of $500,000 (the “Buyer Termination Fee”).  Payment of the Buyer Termination Fee shall be made (by wire transfer of same day funds to the account or accounts designated by the Seller) within five Business Days following the date of the termination of this Agreement pursuant to Section 9.1(c)(iv).

(f)            In the event that this Agreement is terminated by the Seller or the Buyer pursuant to Section 9.1(b)(ii) as a result of any writ, order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) by a Governmental Authority to prevent the consummation of any of the transactions contemplated by this Agreement as violative of any applicable Law regarding antitrust or competition, the Buyer shall pay to the Seller the Buyer Termination Fee.  Payment of the Buyer Termination Fee shall be made (by wire transfer of same day funds to the account or accounts designated by the Seller) within five Business Days following the date of the termination of this Agreement pursuant to pursuant to Section 9.1(b)(ii).

(g)           Each of the Buyer and the Seller acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement.  In consideration of the above:

(i)            If the Seller fails promptly to pay any amounts due pursuant to Sections 9.3(a), (b) or (c), and, in order to obtain such payment, the Buyer commences a suit that results in a judgment against the Seller for the amounts set forth in Sections 9.3(a), (b) or (c), the Seller shall pay to the Buyer its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Sections 9.3(a), (b) or (c) from the date of termination of this

Agreement at a rate per annum equal to the Prime Rate in effect on the date such payment was required to be made.

(ii)           If the Buyer fails promptly to pay any amounts due pursuant to Sections 9.3(e) or (f) and, in order to obtain such payment, the Seller commences a suit that results in a judgment against the Buyer for the amounts set forth in Sections 9.3(e) or (f), the Buyer shall pay to the Seller its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Sections 9.3(e) or (f), from the date of termination of this Agreement at a rate per annum equal to the Prime Rate in effect on the date such payment was required to be made.

Section 9.4             Amendment or Supplement.  This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Closing, whether before or after the Stockholder Approval has been obtained; provided, that after the Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Seller without such further approval or adoption.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 9.5             Extension of Time; Waiver.  At any time prior to the Closing, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto, or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, that after the Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Seller without such further approval or adoption.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE X
GENERAL PROVISIONS

Section 10.1           Fees and Expenses.  Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that no such fees and expenses payable by the Seller shall be paid from any assets otherwise transferable to the Buyer pursuant hereto.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

Section 10.2           Disclosure Schedules.  Each section of the Disclosure Schedules qualifies the correspondingly numbered representation and warranty or covenant, and any other representation or warranty or covenant, if the relevance of such disclosure to such other representation or warranty or covenant is reasonably apparent on the face of such disclosure.  The Disclosure Schedules are qualified in their entirety by reference to specific provisions of the Agreement, and are not intended to constitute, and shall not be construed as constituting, any representation or warranty or covenant of the Seller, except as and to the extent expressly provided in the Agreement.  Inclusion of information in the Disclosure Schedules shall not be construed as an admission that such information is material to the Seller, the Business or the Purchased Assets.  The fact that any item of information is contained in the Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by the Agreement.  Such information shall not be used as a basis for interpreting the term  “material,” “materially” or “materiality” in the Agreement.  References to any document in the Disclosure Schedules do not purport to be complete and are qualified in their entirety by the document itself.  Capitalized terms used but not defined in the Disclosure Schedules shall have the same meanings given them in this Agreement.

Section 10.3           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)            if to the Seller, to:

Evolving Systems, Inc.
9777 Pyramid Ct., Suite 100

Englewood, CO  80112
Attention:  Anita T. Moseley
Facsimile:  (303) 802-1138

E-mail: Anita.Moseley@evolving.com

with a copy (which shall not constitute notice) to:

Holme Roberts & Owen LLP
1700 Lincoln Street, Suite 4100
Denver, CO 80203
Attention:  Charles D. Maguire, Jr.
Facsimile:  (303) 866-0200

E-mail: charles.maguire@hro.com

(ii)           if to the Buyer, to:

NeuStar, Inc.
21575 Ridgetop Circle

Sterling, VA 20166
Attention:  Martin Lowen, Esq.
Facsimile:  (571) 434-5135

E-mail:  martin.lowen@neustar.biz

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, D.C. 20036-5306

Attention:  Stephen I. Glover

Facsimile:  (202) 530-9598

E-mail:  SIGlover@gibsondunn.com

(iii)          Notices delivered pursuant to Section 5.1, to:

NeuStar, Inc.

21575 Ridgetop Circle

Sterling, VA 20166
Attention:  Sean Corcoran
Facsimile:  (571) 434-5135

E-mail:  sean.corcoran@neustar.biz

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, N.W.
Washington, D.C. 20036-5306
Attention:  Stephen I. Glover
Facsimile:  (202) 530-9598

E-mail:  SIGlover@gibsondunn.com

Section 10.4           Interpretation.  When a reference is made in this Agreement to a Section, Article, Disclosure Schedule or Exhibit such reference shall be to a Section, Article, Disclosure Schedule or Exhibit of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit or Disclosure Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit or Disclosure Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this

Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 10.5           Entire Agreement.  This Agreement (including the Exhibits, Schedules and Disclosure Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties hereto with respect to the subject matter hereof and thereof.  Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been duly executed and delivered by each of the parties hereto.

Section 10.6           No Third-Party Beneficiaries.  Except as provided in Article VIII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 10.7           Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 10.8           Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.9           Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign this Agreement to any Affiliate of the Buyer without the prior consent of the Seller; provided further, that in the event that the Seller or any of its successors or assigns (a) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Seller shall succeed to the obligations set forth in this Agreement; provided further, that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.10         Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 10.11         Currency.  All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 10.12         Severability.  If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the parties as evidenced hereby.

Section 10.13         Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.14         Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 10.15         Electronic Signature.  This Agreement may be executed by facsimile signature or by e-mail delivery of a “.pdf”, and a facsimile or “.pdf” signature shall constitute an original for all purposes.

Section 10.16         Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.17         No Presumption Against Drafting Party.  Each of the Buyer and the Seller acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NEUSTAR, INC.

By:	/s/ Paul S. Lalljie
Name: Paul S. Lalljie
Title: Senior Vice President and Chief Financial Officer

EVOLVING SYSTEMS, INC.

By:	/s/ Thaddeus Dupper
Name: Thaddeus Dupper
Title: CEO

[Signature Page to Asset Purchase Agreement]